Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

dated as of December 31, 2020

by and between

R-BRIDGE HEALTHCARE CAYMAN AIV, L.P.,

as Lender,

and

PRTK SPV2 LLC,

as Borrower

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Table of Contents

Page

Article I CERTAIN DEFINITIONS	1
Section 1.01	Definitions1
Section 1.02	Rules of Construction23
Article II THE LOAN; DISBURSEMENT; CERTAIN FEES	24
Section 2.01	The Loan24
Section 2.02	Disbursement and Borrowing24
Section 2.03	Loan Not Revolving25
Article III REPAYMENT	25
Section 3.01	Amortization; Scheduled Maturity Date25
Section 3.02	Mandatory Prepayment; Voluntary Prepayment; Early Termination25
Section 3.03	Change of Control27
Section 3.04	Increased Cost27
Article IV INTEREST; EXPENSES; MAKING OF PAYMENTS	28
Section 4.01	Interest Rate28
Section 4.02	Collection Account29
Section 4.03	Payment Date Distribution Reports29
Section 4.04	Application of Payments30
Section 4.05	Interest on Late Payments33
Section 4.06	Administration and Enforcement Expenses33
Section 4.07	Making of Payments33
Section 4.08	Setoff or Counterclaim33
Article V TAXES	33
Section 5.01	Tax Treatment33
Section 5.02	Withholding34
Section 5.03	Other Taxes34
Section 5.04	Cooperation35
Article VI CLOSING CONDITIONS	35
Section 6.01	Conditions Precedent to the Loan35
Article VII REPRESENTATIONS AND WARRANTIES	37
Section 7.01	Representations and Warranties of Borrower37
Section 7.02	Representations and Warranties as to Parent, PRTK SPV1, Etc46
Section 7.03	Survival of Representations and Warranties53
Article VIII AFFIRMATIVE COVENANTS	54
Section 8.01	Maintenance of Existence54
Section 8.02	Use of Proceeds54
Section 8.03	Financial Statements and Information54
Section 8.04	Books and Records57
Section 8.05	Governmental Authorizations57
Section 8.06	Compliance with Laws and Contracts57
Section 8.07	Plan Assets57
Section 8.08	Notices57
Section 8.09	Payment of Taxes58
Section 8.10	Waiver of Stay, Extension or Usury Laws59
Section 8.11	Intellectual Property59
Section 8.12	Security Documents; Further Assurances.60

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Table of Contents

(continued)

Page

Section 8.13	Information Regarding Collateral61
Section 8.14	Additional Collateral; New License Arrangement61
Section 8.15	Enforcement of Specified Material Contracts; Amendments to Specified Material Contracts62
Article IX NEGATIVE COVENANTS	63
Section 9.01	Activities of Borrower63
Section 9.02	Liquidations; Mergers; Sale of Assets65
Section 9.03	Liens65
Section 9.04	Investment Company Act65
Section 9.05	Limitation on Additional Indebtedness65
Section 9.06	Limitation on Transactions with Controlled Affiliates65
Section 9.07	ERISA66
Section 9.08	Dividends and Distributions66
Article X EVENTS OF DEFAULT	66
Section 10.01	Events of Default66
Section 10.02	Default Remedies66
Section 10.03	Right of Set-off; Sharing of Set-off67
Section 10.04	Rights Not Exclusive67
Article XI INDEMNIFICATION	67
Section 11.01	Losses67
Section 11.02	Assumption of Defense; Settlements68
Article XII MISCELLANEOUS	69
Section 12.01	Assignments69
Section 12.02	Successors and Assigns69
Section 12.03	Notices69
Section 12.04	Entire Agreement71
Section 12.05	Modification71
Section 12.06	No Delay; Waivers; etc71
Section 12.07	Severability71
Section 12.08	Determinations71
Section 12.09	Replacement of Note71
Section 12.10	Governing Law71
Section 12.11	Jurisdiction71
Section 12.12	Waiver of Jury Trial72
Section 12.13	Waiver of Immunity72
Section 12.14	Counterparts; Delivery72
Section 12.15	Limitation on Rights of Others73
Section 12.16	Survival73
Section 12.17	Confidentiality73
Section 12.18	Patriot Act Notification74

ii

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Exhibits to the Disclosure Letter

Exhibit AForm of Assignment and Acceptance

Exhibit BForm of Blocked Account Control Agreement

Exhibit CForm of Contribution Agreement

Exhibit DForm of Intercompany License Agreement

Exhibit EForm of Revenue Interest Purchase Agreement

Exhibit FForm or Equity Contribution Agreement

Exhibit G[Reserved]

Exhibit HForm of Notice of Prepayment

Exhibit IForm of Security Agreement

Exhibit JForm of Stock Pledge Agreement

Exhibit KForm of Officer’s Certificate

Exhibit LForm of Licensee Instruction Letter

Exhibit MForm of Perfection Certificate

Exhibit NTufts License Agreement

Exhibit OLicense Agreement

Exhibit PPayment Date Distribution Report

Schedules to the Disclosure Letter

Schedule 7.01(i)Patents

Schedule 7.01(v)Copyrights, Trademarks, Trade Secrets or Net Names

Schedule 7.01(vi)Third Party Patent Rights

Schedule 7.02(m)Material Contracts

Schedule 7.02(z)Indebtedness

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This LOAN AGREEMENT (this “Agreement”) dated as of December 31, 2020, is entered into by and between R-BRIDGE HEALTHCARE CAYMAN AIV, L.P., a Cayman Islands exempted limited partnership, as lender (“Lender”), and PRTK SPV2 LLC, a Delaware limited liability company, as borrower (“Borrower”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in, or by reference in, Article I below.

RECITALS

WHEREAS, Borrower intends to acquire all of Parent’s right, title and interest in, to and under the Transferred Assets pursuant to that certain Contribution and Servicing Agreement, dated as of the Closing Date (the “Contribution Agreement”), by and between Parent and Borrower, in the form attached as Exhibit C to the Disclosure Letter, and, in connection therewith, to acquire a royalty free fully-paid license under certain intellectual property related to the Transferred Assets pursuant to that certain Intercompany License Agreement, dated as of the Closing Date (the “Intercompany License Agreement”), by and between Parent and Borrower, in the form attached as Exhibit D to the Disclosure Letter;

WHEREAS, pursuant to that certain Revenue Interest Purchase Agreement, dated as of the Closing Date (the “Revenue Interest Purchase Agreement”), by and between Parent and Borrower, in the form attached as Exhibit E to the Disclosure Letter, Borrower intends to acquire all of Parent’s right, title and interest in, to and under the Purchased Revenue Interest;

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement and the Revenue Interest Purchase Agreement, Borrower has requested that Lender make term loans to Borrower in an aggregate initial principal amount of Sixty Million Dollars ($60,000,000), the proceeds of which will be used by Borrower in accordance with Section 8.02; and

WHEREAS, Lender is willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by the Parties as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01Definitions

.  As used herein:

“Account Bank” means Bank of America, N.A. or such other bank or financial institution approved by each of Lender and Borrower.

“Accreted Principal” has the meaning set forth in Section 3.01(c).

“Additional Interest” means interest payable pursuant to Section 4.04(a)(i)(5).

“Additional Interest Payments” has the meaning set forth in Section 4.04(a)(iii)(2).

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“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

“Aggregate Cap” means an amount equal to one hundred and ninety percent (190%) of the Loan Commitment.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Percentage” means (a) prior to the sixth (6th) anniversary of the Closing Date, fifty percent (50%), and (b) from and after the sixth (6th) anniversary of the Closing Date, (i) until such time as the Cumulative Payments Amount equals or exceeds the amount of the Loan Commitment, one hundred percent (100%), and (ii) thereafter, fifty percent (50%).

“Assignee” means any other Person to which a Lender has assigned or is assigning its rights and obligations hereunder, whether in whole or in part.

“Assignment and Acceptance” means a written instrument of assignment in the form attached as Exhibit A to the Disclosure Letter, executed by and between the parties to an assignment under Section 12.01 hereof.

“Assignment Relating to the Purchased Revenue Interest” means the Assignment and Assumption Agreement, dated as of the Closing Date, delivered by Parent to Borrower under the Revenue Interest Purchase Agreement with respect to the Purchased Revenue Interest.

“Assignment Relating to the Transferred Assets” means the Assignment and Assumption Agreement, dated as of the Closing Date, delivered by Parent to Borrower under the Contribution Agreement with respect to the Transferred Assets.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Blocked Account” means, collectively, any segregated deposit account established and maintained at the Account Bank pursuant to a Blocked Account Control Agreement, the Security Agreement and this Agreement.

“Blocked Account Control Agreement” means, collectively, any Fully Blocked Account Control Agreement and any Springing Blocked Account Control Agreement.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Account” that certain deposit account with account number ending in 415319 established by Borrower at Account Bank, which shall be subject to the control of

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Lender pursuant to the Springing Blocked Account Control Agreement, and any successor Borrower Account entered into in accordance with Section 4.03.

“Borrower’s Organizational Documents” means the certificate of formation and limited liability company agreement (or similar documents) of Borrower or the functional equivalent of the foregoing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to remain closed.

“Calendar Quarter” means, for the first calendar quarter, the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Cap” means (a) in the case of any date of determination occurring prior to the eighth (8th) anniversary of the Closing Date, the lesser of (i) the Aggregate Cap and (ii) the amount that Lender would need to receive in order to yield an internal rate of return equal to thirteen percent (13%) on the aggregate principal amount of the Loan, calculated from the Closing Date (determined after taking into account the Cumulative Payments Amount as of such date of determination); provided that in the case of any date of determination occurring prior to the third (3rd) anniversary of the Closing Date, such calculation shall be made as if such date of determination were the third (3rd) anniversary of the Closing Date; or (b) in the case of any date of determination occurring on or after the eighth (8th) anniversary of the Closing Date, the Aggregate Cap.

“Cap Amount” means, as of any date of determination, an amount equal to the excess of (a) the Cap over (b) the Cumulative Payments Amount as of such date of determination.

“Capital Stock” of any Person means any and all shares, interests, memberships, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, and including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, and including, if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive an interest in the profits and losses of, or distributions of property of, such limited liability company, in each case whether outstanding on the date hereof or issued after the date hereof, but excluding any Indebtedness convertible into or exchangeable for such equity.

“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent

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(50%) of the equity interests of Parent entitled to vote for members of its board of directors on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (b) a majority of the members of Parent’s board of directors ceasing to consist of Continuing Directors, (c) Parent ceasing to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of one hundred percent (100%) of the Capital Stock of Borrower, or (d) consummation of any transaction or series of related transactions that results in the sale, disposition or other transfer of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis to a Person that is not a Subsidiary of Parent.

“Change of Control Payment Date” has the meaning set forth in Section 3.03.

“Closing Date” means December 31, 2020.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of Borrower’s right, title and interest in, to and under, the following property, whether now owned or hereafter acquired and wherever located:

(a)

the Transferred Assets (including, without limitation, the License Agreement (including the right to all payments in respect of the Royalty Interest from time to time)), the Contribution Agreement, and the Assignment Relating to the Transferred Assets;

(b)	the Intercompany License Agreement;
(c)	the Purchased Revenue Interest, the Revenue Interest Purchase Agreement and the Assignment Relating to the Purchased Revenue Interest;
(d)	the Collection Account and all money and other property deposited or maintained in the Collection Account;
(e)

all accounts, chattel paper, deposit accounts (and all money and other property deposited or maintained therein), documents, equipment, fixtures, general intangibles, goods, instruments (including intercompany promissory notes), inventory, investment property, letter-of-credit rights, letters of credit, commercial tort claims, money, and supporting obligations;

(f)

all rights (contractual and otherwise and whether constituting accounts, contract rights, financial assets, cash, investment property or general intangibles) arising under, connected with or in any way related to the assets described in the foregoing clauses (a), (b), (c), (d) or (e) (including, without limitation, (i) the right to receive the Royalty Report, (ii) the right to audit the records of the Licensee as described in Section 9.6 of the License Agreement and (iii) the right to make claims against the Licensee for breach of the License Agreement (other than indemnification claims pursuant to Article 12 of the License Agreement));

(g)	all accessions, substitutions and replacements for, and all rents, profits and products of, any assets described in the foregoing clauses (a), (b), (c), (d), (e) or (f);

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(h)	all proceeds of any assets described in the foregoing clauses (a), (b), (c), (d), (e), (f) or (g);
(i)	all books and records related to any assets described in the foregoing clauses (a), (b), (c), (d), (e), (f), (g) or (h);

provided that in no event shall Collateral include any of the following:  (i) any governmental licenses or state or local franchises, charters and authorizations to the extent and for so long as a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (other than to the extent that such restriction or prohibition would be rendered ineffective pursuant to the anti-non assignment provisions of the UCC or other Applicable Law) or (ii) any license or agreement (or rights thereunder) to the extent that and for so long as a grant of a security interest therein would violate or invalidate such license or agreement, result in a breach thereof or create a right of termination in favor of any other Person (other than an Affiliate of Borrower) party thereto (other than to the extent that such restriction or prohibition giving rise to such violation, invalidation or breach would be rendered ineffective pursuant to the anti-non assignment provisions of the UCC or other Applicable Law); provided, further, that, for the avoidance of doubt, in no event shall the Collateral include any Excluded Asset (as defined in the Contribution Agreement) or rights related thereto; provided, further, that the term “Collateral” shall include all proceeds and products of any assets described in clauses (i) or (ii) of the immediately preceding proviso.

“Collection Account” that certain deposit account with account number ending in 415306 established by Borrower at Account Bank, which shall be subject to the sole dominion and control of Lender pursuant to the Fully Blocked Account Control Agreement, and any successor Collection Account entered into in accordance with Section 4.03.

“Collection Amount” means, with respect to any Calendar Quarter, (a) all amounts in respect of the Royalty Interest received by Parent or Borrower during such Calendar Quarter and (b) the Purchased Revenue Interest Amount (as defined in the Revenue Interest Purchase Agreement) paid or payable by Parent to Borrower in respect of such Calendar Quarter in accordance with Section 4.01(o) of the Revenue Interest Purchase Agreement and any amounts paid or payable by Parent to Borrower in accordance with Section 4.10(q) of the Revenue Interest Purchase Agreement during such Calendar Quarter.

“Commercialization” means, on a country-by-country basis, any and all activities with respect to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Licensed Product in such country, which shall include, as applicable, post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling a Licensed Product, importing, exporting or transporting a Licensed Product for sale, and regulatory compliance with respect to the foregoing.  When used as a verb, “Commercialize” means to engage in Commercialization.

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, any notices or other information provided pursuant to Section 8.08), either directly or indirectly, whether in graphic, written, electronic or oral form, and marked or identified at the time of disclosure as

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confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s revenues, net sales, costs, technology, products and services, and any business, financial or customer information relating to a Party.  Confidential Information shall not include any information that a Party can demonstrate was:  (i) known to the general public at the time of its disclosure to such Party or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the receiving Party or its Affiliates in violation of such Party’s obligations under Section 12.17; (ii) known by the receiving Party or its Affiliates prior to the date of disclosure by the disclosing Party; (iii) disclosed to the receiving Party or its Affiliates on an unrestricted basis from a source unrelated to the disclosing Party and not known by the receiving Party or its Affiliates to be under a duty of confidentiality to the disclosing Party; or (iv) independently developed by the receiving Party or its Affiliates by personnel that did not use the Confidential Information of the disclosing Party in connection with such development.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, made as of 15 July 2020 by and between Paratek Pharmaceuticals, Inc. and Royalty Bridge Investment Management, Limited.

“Continuing Director” means a director who either (a) was a member of Parent’s board of directors on the date of this Agreement, (b) becomes a member of Parent’s board of directors subsequent to the date of this Agreement and whose appointment, election or nomination for election by Parent’s stockholders is duly approved by a majority of the directors referred to in clause (a) above constituting at the time of such appointment, election or nomination at least a majority of that board, or (c) becomes a member of Parent’s board of directors subsequent to the date of this Agreement and whose appointment, election or nomination for election by Parent’s stockholders is duly approved by a majority of the directors referred to in clauses (a) and (b) above constituting at the time of such appointment, election or nomination at least a majority of that board.

“Contract” means any agreement, contract, lease, commitment, license and other arrangement that is legally binding.

“Contribution” means the sale, assignment, transfer, contribution and conveyance of the Transferred Assets pursuant to the Contribution Agreement.

“Contribution Agreement” has the meaning set forth in the recitals hereto.

“Contributor Event of Default” has the meaning set forth in the Contribution Agreement.

“Controlled Affiliate” with respect to any Person means any other Person directly or indirectly controlling, controlled by or under common control with, such Person.  For the purposes of this Agreement, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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“Cumulative Payments Amount” means, as of any date of determination, the aggregate amount of payments in cash made by Borrower to Lender (or, in accordance with Section 5.02, by Borrower on behalf of Lender) under the Loan Documents on or prior to such date of determination, including the Fixed Interest Amount, the Principal Amortization Amount, the Additional Interest Amount, principal payments made pursuant to Section 3.02 and Section 3.03, and all fees and including any payments subject to withholding pursuant to Section 5.02 (but excluding, for the avoidance of doubt, expense reimbursement payments, indemnification payments paid to Lender or any of its Affiliates or any of its or their respective Representatives and any payments made to Lender pursuant to the last sentence of Section 5.02).

“Cut-Off Date” means, with respect to any Quarterly Payment Date, the fifth (5th) Business Day preceding such Quarterly Payment Date.

“Default” means any condition or event which constitutes an Event of Default or which, with the giving of notice or the lapse of time or both (in each case to the extent described in the relevant subclauses of the definition of “Event of Default”) would, unless cured or waived, become an Event of Default.

“Default Rate” means, for any period for which an amount is overdue, a rate per annum equal for each day in such period to the lesser of (i) three percent (3.0%) plus the rate of interest otherwise applicable to the Loan as provided in Section 4.01 and the definition of “Fixed Interest” and (ii) the maximum rate of interest permitted under Applicable Law.

“Disclosure Letter” means the Confidential Disclosure Letter, dated as of the Closing Date, and delivered by the Parent to the Lender.

“Dispute(s)” means any opposition, interference, reexamination, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding, claim or inter partes review (other than standard patent prosecution before a Patent Office).

“Disqualified Capital Stock” of any Person means any class of Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event (other than an event that would constitute a Change of Control) or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is ninety-one (91) days after the Scheduled Maturity Date; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, will not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.

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“Dollars” or “$” means lawful money of the United States of America.

“Equity Contribution Agreement” means, collectively, the Parent Equity Contribution Agreement and the PRTK RCII Equity Contribution Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” means the occurrence of one or more of the following:

(a)Borrower fails to pay any principal of the Loan within three (3) Business Days after the same becomes due and payable, whether on the Scheduled Maturity Date or otherwise (excluding any prepayment of principal of the Loan pursuant to Section 3.02(b)).

(b)Except as permitted by Section 4.01, Borrower fails to pay any interest on the Loan (including, without limitation, Fixed Interest) or make payment of any other amounts payable under this Agreement (other than payments of principal, which are covered under clause (a) above) within five (5) Business Days after the same becomes due and payable.

(c)Any representation or warranty of Borrower in any Loan Document to which it is party or in any certificate or other document delivered by Borrower in connection with the Loan Documents to Lender proves to have been incorrect in any material respect at the time it was made or deemed made (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”, or by reference to an objective standard (e.g., a specified Dollar amount), shall be true and correct in all respects) and, solely if the consequences of the failure of such representation or warranty to be true and correct can be cured, such failure continues for a period of thirty (30) days without such cure after the earlier of (x) the date Borrower becomes aware of such failure and (y) the date Lender provides notice of such failure to Borrower.

(d)Borrower fails to perform or observe (i) any covenant or agreement contained in Sections 4.02(a), 8.01, 8.02, 8.06, 8.08(a) or 8.15 or Article IX (other than Section 9.03, which is covered under clause (e) below) or (ii) any covenant or agreement contained in Section 8.03(i) and, in the case of this clause (ii), solely if the consequences of the failure to perform or observe such covenant or agreement can be cured, such failure continues for a period of ten (10) days without such cure after the earlier of (x) the date Borrower becomes aware of such failure and (y) the date Lender provides notice of such failure to Borrower.

(e)Borrower fails to perform or observe any other covenant or agreement contained in the Loan Documents to which it is a party (other than those referred to in the preceding clauses of this definition) and, solely if the consequences of the failure to perform or observe such covenant or agreement can be cured, such failure continues for a period of thirty (30) days without such cure after the earlier of (x) the date Borrower becomes aware of such failure and (y) the date Lender provides notice of such failure to Borrower.

(f)A Parent Event of Default occurs and is continuing.

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(g)Borrower (i) fails to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (other than the Obligations hereunder) of $50,000 or more or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any agreement or in any instrument evidencing any of its Indebtedness (other than the Obligations hereunder) of $50,000 or more and, as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder.

(h)Any uninsured judgment, decree or order in an amount in excess of $50,000 shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced upon such judgment, decree or order or (ii) such judgment, decree or order shall not have been stayed or bonded pending appeal, vacated or discharged, within thirty (30) days from entry.

(i)An Insolvency Event occurs.

(j)(i) Any of the Loan Documents ceases to be in full force and effect, (ii) the validity or enforceability of any Loan Document is disaffirmed or challenged in writing by Borrower, Parent, PRTK SPV1 or any of their respective Affiliates, or by any Person (other than Lender) asserting an interest in any portion of the Collateral and such written disaffirmation or challenge is not withdrawn or disavowed by such Person within thirty (30) days after its communication or Borrower has not brought appropriate proceedings for declaratory or other relief negating such disaffirmation or challenge within thirty (30) days after such communication and has not obtained an order granting such relief within one hundred and twenty (120) days after commencement of such proceedings, or (iii) this Agreement, the Security Agreement or the Stock Pledge Agreement ceases to give Lender the rights purported to be created hereby or thereby (including a first priority perfected Lien on the assets of Borrower that constitute Collateral (except as otherwise expressly provided herein and therein)) other than as a direct result of any action by Lender or failure of Lender to perform an obligation of Lender hereunder.

(k)Borrower fails to perform or observe any covenant or agreement contained in any Material Contract to which it is a party or any of Borrower’s Organizational Documents, and such failure is not cured or waived within any applicable grace period, and in the case of any provision in Borrower’s Organizational Documents, if not cured, is not waived by Lender, or any Material Contract shall cease to be in full force and effect, and in the case of any provision in a Material Contract, such failure to perform or observe results in a termination of such Material Contract and any such failure, cessation or termination could reasonably be expected to have a Material Adverse Effect.

(l)The License Agreement is terminated or cancelled by the Licensee, in each case prior to the Termination Date pursuant to Section 14.3 or Section 14.5 thereof and is not replaced in accordance with Section 8.14(b) hereof within two hundred and seventy (270) days after such termination or cancellation; provided that such failure to replace shall not constitute an Event of Default for so long as Borrower and Parent are engaged in discussions with a Third Party with respect to a New Arrangement, continue to exert commercially reasonable and diligent efforts to effect such New Arrangement and have a good faith reasonable

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belief that such discussions will result in the entry into a New Arrangement within a reasonable period of time thereafter.

(m)Any security interest purported to be created by the Security Agreement or the Stock Pledge Agreement shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority security interest in and Lien on substantially all of the Collateral (except as otherwise expressly provided herein and therein)) in favor of Lender pursuant hereto or thereto (other than as a result of the failure by Lender of taking any action required to maintain the perfection of such security interests), or shall be asserted by PRTK SPV1 or Borrower not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral and/or PRTK SPV1 or Borrower takes any action that could reasonably be expected to impair Lender’s security interest in any of the Collateral (other than granting Permitted Liens or permitting such Permitted Liens to exist).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Payments” means any payment of Principal Amount of the Loan made pursuant to Section 3.02 hereof.

“Exploit” means, with respect to the Licensed Product, the manufacture, use, sale, offer for sale (including marketing and promotion), importation, distribution or other Commercialization; and “Exploitation” shall have the correlative meaning.

“FCPA” means the United States Foreign Corrupt Practices Act.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and between Lender and Borrower.

“Financial Statements” means, (a) the consolidated balance sheets of Parent, audited at December 31, 2019, December 31, 2018 and December 31, 2017 and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of Parent audited for the years ended December 31, 2019, December 31, 2018 and December 31, 2017, and (b) the unaudited consolidated balance sheet of Parent as at the end of the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of Parent for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and the accompanying notes thereto, in each case, as filed within Forms 10-K and 10-Q with the SEC.

“Fixed Interest” means interest with respect to the Loan, accruing with respect to the outstanding principal balance thereof at a rate per annum equal to seven percent (7.0%).

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“Fixed Interest Amount” has the meaning set forth in Section 4.04(a)(ii).

“Fixed Interest Payment” has the meaning set forth in Section 4.04(a)(ii).

“Fixed Return Recoupment Time” means the first time at which the Cumulative Payments Amount exceeds the Aggregate Cap.

“Fully Blocked Account Control Agreement” means any agreement entered into by the Account Bank, Borrower and Lender in the form attached as Exhibit B-1 to the Disclosure Letter or otherwise in form and substance reasonably satisfactory to Lender, pursuant to which, among other things, Lender shall have sole dominion and control over the Blocked Account within the meaning of Section 9-104 of the UCC.

“GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time; provided that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any payment or other amount described or referenced herein or in any other Loan Document (including, without limitation, the Royalty Interest and the Purchased Revenue Interest), Borrower and Lender shall negotiate in good faith to amend the provisions hereof or thereof that relate to the calculation of such payment or other amount with the intent of having the respective positions of Parent, PRTK SPV1, Borrower and Lender after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, and, until any such amendments have been agreed upon, such payments and other amounts shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Guarantee” means, as to any Person:  (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.

“Hercules” has the meaning set forth in the definition of “Venture Financing Agreement.”

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“Included Royalty Interest” means, with respect to each Calendar Quarter, the payments received during such Calendar Quarter in respect of the Royalty Interest.

“Indebtedness” with respect to any Person means (i) all indebtedness pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase (but excluding trade credit and accounts payable in the ordinary course of business), (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (iii) all capitalized lease obligations, (iv) all obligations with respect to Disqualified Capital Stock, (v) all indebtedness of a third party secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed (but only to the extent of such Lien), (vi) net amounts owing pursuant to an interest rate protection agreement, foreign currency exchange agreement or other hedging arrangement, (vii) all reimbursement obligations under letters of credit issued for the account of such Person, and (viii) all Guarantees with respect to Indebtedness of the types specified in clauses (i) through (vii) above of another Person.  For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and whether or not such Indemnitee is required by Applicable Law to be involved therein, and any fees or expenses actually incurred by Indemnitees in enforcing the indemnity provided herein), whether direct, indirect or consequential, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral)).

“Indemnitee” means each Lender and its Affiliates and their respective officers, partners, directors, trustees, employees, agents and controlling Persons.

“Independent Manager Engagement Letter” means that certain engagement letter, dated the Closing Date, by and between TMF Group New York, LLC and Borrower, as in effect on the date hereof.

“Insolvency Event” means the occurrence of any of the following with respect to any Transaction Party:

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(i)(A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of such Transaction Party, or of a substantial part of the property of such Transaction Party, under any Bankruptcy Law now or hereafter in effect, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Transaction Party for a substantial part of the property of such Transaction Party or (z) the winding-up or liquidation of such Transaction Party, which proceeding or petition shall continue undismissed for sixty (60) calendar days or (B) an order of a court of competent jurisdiction approving or ordering any of the foregoing shall be entered;

(ii)such Transaction Party shall (A) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (B) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official itself or for a substantial part of its property, (C) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (i) of this definition, (D) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (i) of this definition, (E) make a general assignment for the benefit of creditors or (F) wind up or liquidate (except as permitted under this Agreement);

(iii)such Transaction Party shall take any action in furtherance of or for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) of this definition; or

(iv)such Transaction Party shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due.

“Intellectual Property” means all intellectual property covering the sale, manufacture, use, importation or marketing of the Product in the Territory or the United States, including but not limited to patents, patent applications, trademarks, trademark applications and know-how, necessary for the sale, manufacture, use, importation or marketing of the Products that are owned or controlled (and if controlled, only to the extent of control) by Parent or by Borrower (after giving effect to the Contribution under the Contribution Agreement) as of the Closing Date and during term of this Agreement, including, but not limited to the Paratek Technology.

“Intercompany License” has the meaning set forth in the Intercompany License Agreement.

“Intercompany License Agreement” has the meaning set forth in the recitals hereto.

“Joint Patents” has the meaning ascribed thereto in Section 13.1 of the License Agreement.

“Knowledge” means, with respect to any Transaction Party, the actual knowledge, after due inquiry, of the Chief Executive Officer, Chief Financial Officer, Chief Commercial Officer, Chief Development Officer, General Counsel, Vice President, Finance, Controller and Principal Accounting Officer, Head of Alliance Management and Senior Vice President, Technical Operations of any Transaction Party, or to the extent such officer does not exist, the actual

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knowledge of another person with similar responsibility, regardless of title, of any Transaction Party, respectively, relating to a particular matter; provided, however, that a person charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such person should have known of such matter.

“Law” means any federal, state, local or foreign law, including common law, and any regulation, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorization, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Authority.

“Lender” means Lender (as defined in the preamble hereto) and any Assignee under Section 12.01(b).

“Lender Account” means such account of Lender maintained at such banking institution as Lender may specify in its discretion from time to time in writing to Borrower at least five (5) Business Days prior to any Quarterly Payment Date or other date on which payments are to be made to Lender pursuant to the Loan Documents.

“Letter of Direction” means that certain Letter of Direction, dated as of the Closing Date, by and between Lender and Borrower

“License Agreement” means that certain License and Collaboration Agreement, by and between Parent (as successor-in-interest to Paratek Bermuda Ltd.) and Licensee, dated April 21, 2017.

“Licensed Product” has the meaning set forth in Section 1.57 of the License Agreement.

“Licensee” means Zai Lab (Shanghai) Co., Ltd., a PRC company, or any successor thereto.

“Licensee Instruction Letter” means that certain direction letter to Licensee in the form attached as Exhibit L to the Disclosure Letter.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, lien, charge, attachment, set-off, encumbrance or other security interest in the nature thereof (including any conditional sale agreement, equipment trust agreement or other title retention agreement, a lease with substantially the same economic effect as any such agreement or a transfer or other restriction) or other encumbrance, right or claim of any nature whatsoever.

“Loan” has the meaning set forth in Section 2.01.

“Loan Commitment” means the amount of Sixty Million Dollars ($60,000,000).

“Loan Documents” means this Agreement (including, for the avoidance of doubt, the Disclosure Letter), the Note, the Fee Letter, the Security Agreement, the Stock Pledge Agreement, the Contribution Agreement, the Equity Contribution Agreement, the Intercompany

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License Agreement, the Revenue Interest Purchase Agreement, the Letter of Direction, the Assignment Relating to the Transferred Assets, the Assignment Relating to the Purchased Revenue Interest, the Licensee Instruction Letter, each Blocked Account Control Agreement, and, in each case, all other documents delivered in connection therewith.

“Material Adverse Effect” means (a) an Insolvency Event, (b) a material adverse change in the business, operations, properties, results of operations or financial condition of Borrower, (c) a material adverse effect on the validity or enforceability of the Loan Documents taken as a whole or any material provision hereof or thereof, (d) a material adverse effect on the ability of Borrower or Parent to consummate the transactions contemplated by the Loan Documents, or on the ability of Borrower or Parent to perform its obligations under the Loan Documents to which it is a party, (e) a material adverse effect on the rights or remedies of Lender under any of the Loan Documents, taken as a whole, (f) a material adverse effect on the rights of Borrower under, or the right or ability of Borrower to perform its obligations under, (i) the License Agreement or (ii) the Tufts License Agreement, but only to the extent affecting the right of Borrower to perform its obligations under the License Agreement or otherwise pertaining to the Royalty Interest or the Additional Interest Amount, (g) a material adverse effect on the validity or enforceability of any of the Paratek Patents or (h) a material adverse effect in respect on any of the timing, amount or duration, taken as a whole, of (i) the Included Royalty Interest or, prior to Fixed Return Recoupment Time, the Purchased Revenue Interest, or (ii) the right of Lender to receive payments based on the Included Royalty Interest or, prior to the Fixed Return Recoupment Time, the Purchased Revenue Interest.

“Material Contract” means, collectively, any Contract to which Borrower, Parent, or a Subsidiary of Parent, as the case may be in the context in which used, is a party or any of the respective assets or properties of Borrower, Parent or such Subsidiary are bound or committed (other than the Transaction Documents) and (x) with respect to Borrower, for which any breach, violation, nonperformance or early cancellation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) with respect to Parent (a) related to the Products, (b) required to be filed as an exhibit to any report, schedule, registration statement or definitive proxy statement filed or required to be filed by the Parent with the SEC and (c) for which any breach, violation, nonperformance or early cancellation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, including the License Agreement and the Tufts License Agreement.  The Material Contracts as of the date hereof are identified on Schedule 7.02(m) to the Disclosure Letter.

“Material Contract Counterparty” means a counterparty to any Material Contract.

“Maturity Date” means the earlier of (i) the Scheduled Maturity Date, and (ii) the date of satisfaction in full of the Loan.

“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.

“Net Sales” has the meaning set forth in Section 1.65 of the License Agreement.

“New Arrangement” has the meaning set forth in Section 8.14(b).

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“Non-U.S. Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Note” means any note, in the form and substance reasonably acceptable to Lender, issued by Borrower to Lender evidencing the Loan and any replacement(s) thereof issued in accordance with Section 12.09.

“Notice of Prepayment” means the notice of prepayment, in the form attached as Exhibit H to the Disclosure Letter.

“Notices” means, collectively, notices, consents, approvals, reports, designations, requests, waivers, elections and other communications.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower, PRTK SPV1 or Parent of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest (including Fixed Interest Payments and Additional Interest Payments), the Cap Amount, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document and (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that Lender, in its sole discretion, may elect to pay or advance on behalf of Borrower.

“Organizational Document” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person, and (v) in any other case, the functional equivalent of the foregoing.

“Out-License” has the meaning set forth in the Revenue Interest Purchase Agreement.

“Paratek Patents” has the meaning ascribed thereto in Section 1.69 of the License Agreement.

“Paratek Technology” has the meaning ascribed thereto in Section 1.71 of the License Agreement.

“Parent” means Paratek Pharmaceuticals, Inc., a Delaware corporation.

“Parent Equity Contribution Agreement” means that certain contribution agreement, by and among Parent, PRTK RCII and PRTK SPV1, in the form attached as Exhibit F-1 to the Disclosure Letter.

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“Parent Event of Default” means a Contributor Event of Default or a Seller Event of Default.

“Party” and “Parties” means Lender and Borrower, individually and collectively.

“Patent” means any and all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), claiming or covering the Products, or composition of matter, formulation, or methods of manufacture or use thereof.

“Patent Office” means the respective patent office (foreign or domestic) for any patent.

“Patent Rights” means, collectively, with respect to a Person, all patents issued or assigned to, and all patent applications and registrations made by, such Person, together with any and all (i) rights and privileges arising under Applicable Law with respect to such Person’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, and (v) rights to sue for past, present or future infringements thereof.

“Patriot Act” means the USA Patriot Act, Public Law No. 107-56.

“Payment Date Distribution Amount” has the meaning set forth in Section 4.04(a).

“Perfection Certificate” shall mean a certificate, in the form attached as Exhibit M to the Disclosure Letter.

“Permitted Liens” means:

(a)Liens created pursuant to any Loan Document;

(b)Liens in favor of a banking or other financial institution arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;

(c)Liens securing Taxes, assessments, fees or other governmental charges or levies which are being contested in good faith and by appropriate proceedings diligently conducted and in respect of which adequate reserves with respect thereto are maintained by Borrower in accordance with GAAP, Liens securing the claims of materialmen, mechanics, carriers, landlords, warehousemen and similar Persons, and attachment, judgment and other similar Liens arising in connection with court proceedings so long as the enforcement of such

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Liens is effectively stayed and the judgment claims secured thereby do not otherwise constitute an Event of Default under clause (i) of the definition of “Event of Default”;

(d)any right, title or interest of a licensor under a license or sublicense to which Borrower is a party as licensee or sublicensee, and any restrictions under a license to which Borrower is a party as licensee or sublicensee;

(e)(i) leases, subleases, licenses, or sublicenses of the assets or properties of Borrower thereof, in each case entered into in the ordinary course of business and not interfering in any material respect with the business of Borrower and (ii) the License Agreement and any New Arrangement or other license replacing the License Agreement in accordance with Section 8.14(a);

(f)inchoate Liens for ad valorem property Taxes not yet delinquent;

(g)Liens in respect of property of Borrower imposed by Applicable Law which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, distributors’, wholesalers’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business; and

(h)banker’s liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Borrower in excess of those required by applicable banking regulations.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to the fiduciary responsibility provisions of Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) entity whose underlying assets include assets of any such employee benefit plan or plan by reason of the investment by an employee benefit plan or plan in such entity.

“Prepayment Trigger” means the occurrence of any Event of Default.

“primary obligor” is defined in the definition of Guarantee.

“Principal Amortization Amount” has the meaning set forth in Section 4.04(a)(iii).

“Principal Amortization Payment” has the meaning set forth in Section 4.04(a)(iii).

“Principal Amount” means, as of any date of determination, and without duplication, the amount equal to the sum of:  (i) the original amount of the Loan Commitment, plus (ii) any

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Accreted Principal accrued as of such date, minus (iii) any payment in respect of principal as provided for in Section 3.01, 3.02 or 4.04.

“Proceeding” means an action or proceeding brought against a Party as a defendant, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

“Products” means, collectively, the Licensed Product and the Revenue Interest Product.

“PRTK RCII” means Paratek Royalty Corporation II, a Delaware corporation.

“PRTK RCII Equity Contribution Agreement” that certain contribution agreement, by and among PRTK RCII and PRTK SPV1, in the form attached as Exhibit F-2 to the Disclosure Letter.

“PRTK SPV1” means PRTK SPV1 LLC, a Delaware limited liability company.

“PRTK SPV1’s Organizational Documents” means the certificate of formation and limited liability company agreement (or similar documents) of PRTK SPV1 or the functional equivalent of the foregoing.

“Purchased Revenue Interest” has the meaning set forth in the Revenue Interest Purchase Agreement.

“Qualified Change of Control” means a Change of Control of Parent in which the acquiring entity is a Person that (a) is not affiliated with Parent or any of Parent’s Affiliates, (b) operates in the biopharmaceutical industry, (c) has at least one class of its securities traded on a U.S. national securities exchange and (d) has a market capitalization, calculated as of the close of business on the trading day immediately prior to public announcement of entry by Parent into a definitive agreement for such Change of Control on a pro forma basis after giving effect to such Change of Control, of at least Two Hundred and Fifty Million Dollars ($250,000,000).

“Quarterly Fixed Interest Deficiency Amount” has the meaning set forth in Section 4.04(a)(i).

“Quarterly Fixed Interest Excess Amount” has the meaning set forth in Section 4.04(a)(i).

“Quarterly Payment Date” means (a) with respect to the Calendar Quarters ending March 31, June 30 and September 30, the earlier of (i) the date that is five (5) Business Days following the filing of Parent’s quarterly report on Form 10-Q with the SEC for such Calendar Quarter and (ii) the date that is five (5) Business Days after the forty-fifth (45th) calendar day following the end of such Calendar Quarter and (b) with respect to the Calendar Quarter ending December 31, the earlier of (i) the date that is five (5) Business Days following the filing of Parent’s annual report on Form 10-K with the SEC for the calendar year ending with such Calendar Quarter and (ii) the date that is five (5) Business Days after the seventy-fifth (75th) calendar day following the end of such Calendar Quarter.

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“Quarterly Report” has the meaning set forth in the Revenue Interest Purchase Agreement.

“Refinancing” means the repayment in full of the obligations outstanding under the Venture Financing Agreement.

“Regulatory Agency” means a Governmental Authority with responsibility for the regulation of the research, development, marketing or sale of drugs or pharmaceuticals in any jurisdiction, including the FDA and the European Medicines Agency.

“Regulatory Change” means (i) the adoption after the date hereof of any Applicable Law, rule or regulation or any change therein after the date hereof, or (ii) any change after the date hereof in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, either generally or as effected through compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case, other than any such adoption or change by any Governmental Authority within the Territory or any such adoption or change specifically restricting, or imposing conditions, requirements, costs or expenses on, investments or loans by Persons domiciled, resident or organized in the Territory in Persons resident, domiciled or organized in the United States.

“Representative” means, with respect to any Person, directors, officers, employees, agents, co-investors, advisors, potential investors, underwriters, rating agencies, permitted assignees, sources of financing and trustees of such Person.

“Revenue Interest Net Sales” has the meaning ascribed to the term “Net Sales” in the Revenue Interest Purchase Agreement.

“Revenue Interest Product” has the meaning set forth in the Revenue Interest Purchase Agreement.

“Revenue Interest Purchase Agreement” has the meaning set forth in the recitals hereto.

“Royalty Interest” means, collectively, (i) all payments (together with the right to receive such payments) payable to Borrower under Section 9.4 of the License Agreement, (ii) any payments, judgments, securities, consideration or any other remuneration of any kind payable to or received by Borrower in respect of, or in substitution or compensation for, or otherwise in lieu of the payments set forth in clause (i), and (iii) any amounts paid or payable to Borrower and/or any of its Subsidiaries in respect of the payments set forth in clauses (i) and (ii) pursuant to Section 365(n) of the United States Bankruptcy Code. For the avoidance of doubt, payments due under Section 9.3 of the License Agreement are excluded from the definition of “Royalty Interests”.

“Royalty Report” means, with respect to the relevant Calendar Quarter of Borrower, the quarterly reports provided for under Section 9.4(e)(ii) of the License Agreement for the period thereunder corresponding to such quarter, together with relevant supporting documentation.

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“Sale” means the sale, assignment, transfer, contribution and conveyance of the Purchased Revenue Interest pursuant to the Revenue Interest Purchase Agreement.

“Scheduled Maturity Date” means December 31, 2032.

“SEC” means the United States Securities and Exchange Commission.

“Security Agreement” means the Security Agreement, in the form attached as Exhibit I to the Disclosure Letter, between Lender and Borrower, securing the Obligations of Borrower hereunder and the other Loan Documents, as supplemented by any amendments or supplements thereto.

“Seller Event of Default” has the meaning set forth in the Revenue Interest Purchase Agreement.

“Senior Officer” means (i) in the case of Borrower, the Secretary, Treasurer or President and (ii) in the case of Parent, the Chief Executive Officer or Chief Financial Officer.

“Servicing Fee” has the meaning set forth in the Contribution Agreement.

“Set-off” means any right of set off, rescission, counterclaim, reduction, deduction or defense.

“Specified Material Contract” means the Contribution Agreement, the Equity Contribution Agreement, the Intercompany License Agreement and the Revenue Interest Purchase Agreement.

“Springing Blocked Account Control Agreement” means any agreement entered into by the Account Bank, Borrower and Lender in the form attached as Exhibit B-2 to the Disclosure Letter or otherwise in form and substance reasonably satisfactory to Lender, pursuant to which, among other things, Lender shall have control over the Blocked Account within the meaning of Section 9-104 of the UCC.

“Stock Pledge Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, between PRTK SPV1 and Lender, in the form attached as Exhibit J to the Disclosure Letter, pursuant to which PRTK SPV1 has pledged the Capital Stock of Borrower to Lender.

“Subsidiary” means, with respect to any Person, at any time, any entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities.

“Surviving Person” means, with respect to any Person involved in or that makes any disposition, the Person formed by or surviving such disposition or the Person to which such disposition is made.

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“Tax Return” means any report, return, form (including elections, declarations, statements, amendments, claims for refund, schedules, information returns or attachments thereto) or other information supplied or required to be supplied to a Governmental Authority with respect to Taxes.

“Taxes” means all present and future taxes, levies, duties, imposts, deductions, charges, fees or withholdings (including backup withholdings), and all interest, penalties and additions to tax with respect thereto, that are imposed by any Governmental Authority.

“Termination Date” means the first to occur of: (a) the first date on which the Cumulative Payments Amount equals the Aggregate Cap, if such date occurs prior to the 8th anniversary, (b) the date on which Borrower pays to Lender of an amount equal to the Cap Amount in connection with Borrower’s election to exercise its rights under Section 3.02(c), if such date occurs prior to the 8th anniversary, and (c) the Scheduled Maturity Date.

“Territory” has the meaning set forth in Section 1.103 of the License Agreement.

“Third Party” means any Person other than Borrower or its Affiliates.

“Transaction Documents” means the Loan Documents, PRTK SPV1’s Organizational Documents and Borrower’s Organizational Documents.

“Transaction Parties” means, collectively, Parent, RPTK RCII, PRTK SPV1 and Borrower.

“Transactions” means, collectively, (a) the borrowing of the Loan hereunder on the Closing Date, (b) the purchase and sale of the Transferred Assets in accordance with the Contribution Agreement, (c) the purchase and sale of the exclusive license in accordance with the Intercompany License Agreement, (d) the purchase and sale of the Purchased Revenue Interest in accordance with the Revenue Interest Purchase Agreement, (e) the Refinancing (f) the transactions contemplated by the Equity Contribution Agreement and (g) the payment of fees, costs and expenses incurred by Borrower in connection with the foregoing.

“Transferred Assets” has the meaning set forth in the Contribution Agreement.

“True-Up Payment” has the meaning set forth in the Revenue Interest Purchase Agreement.

“True-Up Payment Amount” means, as of any Quarterly Payment Date, the aggregate amount of True-Up Payments received by Borrower during the calendar year in which such Quarterly Payment Date occurs.

“Tufts” means Tufts University.

“Tufts License Agreement” means that certain License Agreement, dated February 1, 1997, by and between Parent and Tufts, as amended.

“U.S.” means the United States of America.

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“U.S. Lender” means any Lender which is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the security interest or any portion thereof granted pursuant to the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Valid Claim” means (a) a claim of an issued and unexpired patent included within the Paratek Patents with regard to the Licensed Product in the Territory that has not been permanently revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not appealable or is not appealed within the time allowed for appeal, and has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a bona fide claim of a pending patent application included within the Paratek Patents in the Territory that has not been (i) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal.

“Venture Financing Agreement” means that certain Amended and Restated Loan and Security Agreement dated as of June 27, 2019, among, inter alias, Parent and Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent thereunder (in such capacity, “Hercules”), as amended by that certain First Amendment to Amended and Restated Loan Agreement dated as of August 5, 2020 and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

Section 1.02Rules of Construction

.  For purposes of this Agreement except as otherwise expressly provided or unless the context otherwise requires:

(a)the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(c)references herein to “Articles”, “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Agreement;

(d)a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

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(e)unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and including any annexes, exhibits and schedules attached thereto;

(f)the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(g)the words “include”, “including” and other words of similar import shall mean without limitation by reason of enumeration;

(h)the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(i)references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor;

(j)references to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities;

(k)in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; and

(l)where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

Article II
THE LOAN; DISBURSEMENT; CERTAIN FEES

Section 2.01The Loan

.  On the terms and subject to the conditions set forth herein (including the conditions set forth in Section 6.01 hereof), on the Closing Date, Lender shall make a loan hereunder to Borrower in a principal amount equal to the Loan Commitment (together with any Accreted Principal, the “Loan”) and Borrower shall accept and borrow such loan from Lender.

Section 2.02Disbursement and Borrowing

. On the terms and subject to the conditions set forth herein (including the conditions set forth in Section 6.01 hereof), on the Closing Date, Lender shall fund the Loan as directed by Borrower pursuant to the terms of the Letter of Direction.

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Section 2.03Loan Not Revolving

.  The Loan is not revolving in nature, and any amount of the Loan repaid or prepaid may not be reborrowed.

Article III
REPAYMENT

Section 3.01Amortization; Scheduled Maturity Date

.

(a)If not earlier repaid in full, the unpaid balance of the outstanding Principal Amount of the Loan, together with any accrued and unpaid interest, and all other Obligations then outstanding, shall be due and payable in cash to the Lender Account on the Scheduled Maturity Date.

(b)The outstanding principal balance of the Loan and any interest or premium due with respect thereto shall be payable solely from the Collection Amount, except in connection with any prepayment of the Loan pursuant to Section 3.02(a), Section 3.02(b), Section 3.03 or Section 3.04.

(c)If, on any Quarterly Payment Date, there exists a Quarterly Fixed Interest Deficiency Amount or a Quarterly Fixed Interest Excess Amount, the Quarterly Fixed Interest Deficiency Amount or Quarterly Fixed Interest Excess Amount, as applicable, shall be capitalized and added to and increase the outstanding Principal Amount of the Loan by an amount equal to such Quarterly Fixed Interest Deficiency Amount or Quarterly Fixed Interest Excess Amount, as the case may be, as of the Cut-Off Date immediately preceding such Quarterly Payment Date and Lender shall be deemed to have made an additional term loan in a Principal Amount equal to the aggregate amount of such Quarterly Fixed Interest Deficiency Amount or Quarterly Fixed Interest Excess Amount, as the case may be, on such Cut-Off Date (such additional term loan, “Accreted Principal”).  Accreted Principal shall be deemed to be part of the Loan made to Borrower for all purposes under this Agreement, and the Loan shall bear interest on such increased Principal Amount from and after the applicable Cut-Off Date in accordance with Section 4.01.  In the event of any repayment or prepayment of the Loan (including, without limitation, principal payments due under Section 4.04(a)(i)), accrued and unpaid Fixed Interest on the Principal Amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, once the Cumulative Payments Amount exceeds the Aggregate Cap, the outstanding Principal Amount and any accrued and unpaid interest thereon (other than Contingent Interest Payments, if applicable) shall be deemed paid and satisfied in full and no further payments of principal and interest shall be due or payable hereunder (other than payments constituting Contingent Interest, if applicable).

Section 3.02Mandatory Prepayment; Voluntary Prepayment; Early Termination

.

(a)Mandatory Prepayment.

(i)If any Prepayment Trigger occurs, then Lender may, in its sole discretion, declare the Cap Amount as of the date of the occurrence of such Prepayment

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Trigger to be immediately due and payable hereunder, in whole but not in part, to the extent permitted by law.

(ii)Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, if the Loan shall remain outstanding after the fifth (5th) anniversary of the initial issuance thereof and the aggregate amount that would be includible in the gross income of a Lender with respect to the Loan (within the meaning of Section 163(i) of the Code or any successor provision) for the periods ending on or before any Quarterly Payment Date that occurs after such fifth (5th) anniversary (the “Aggregate Accrual”) would otherwise exceed an amount equal to the sum of (i) the aggregate amount of interest to be paid (within the meaning of Section 163 (i) of the Code) under the Loan on or before any applicable interest payment date, and (ii) the product of (A) the issue price (as defined in Section 1273(b) of the Code) of the Loan and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Loan (such sum, the “Maximum Accrual”), then Borrower shall pay on each applicable Quarterly Payment Date occurring after such fifth (5th) anniversary that portion of the outstanding Principal Amount of the Loan necessary to prevent the Loan from constituting an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code, up to an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual (each such payment, the “AHYDO Payment”) and the amount of such AHYDO Payment and any interest thereon shall be treated for U.S. federal income tax purposes as an amount of interest to be paid (within the meaning of Section 163(i)(2)(B)(i) of the Code) under the Loan.  This provision is intended to prevent the Loan from being classified as an “applicable high yield discount obligation,” as defined in Section 163(i) of the Code, and shall be interpreted consistently therewith.

(b)Voluntary Prepayment.

(i)Borrower may prepay the outstanding Principal Amount of the Loan at any time from time to time, in whole or in part, without premium or penalty.

(ii)Each prepayment shall be a Business Day not more than ten (10) Business Days following the date Borrower has provided to Lender a Notice of Prepayment showing the calculation of the amount to be prepaid.  Such Notice of Prepayment shall constitute Borrower’s irrevocable commitment to prepay such outstanding portion of the Loan on such prepayment date; provided, however, that such Notice of Prepayment may state that such notice is conditioned upon the effectiveness of any credit facilities or one or more other events specified therein (including the occurrence of a Change of Control), in which case such notice may be revoked by Borrower (by notice to Lender on or prior to the specified effective date) if such condition is not satisfied.

(iii)For the avoidance of doubt, (i) Borrower may make prepayments with the proceeds of any capital contributions from Parent or the holders of its Capital Stock, including any such contributions effected to avoid or reduce any 2022 True-Up Amount Balance or 2024 True-Up Amount Balance under the Revenue Interest Purchase Agreement (each such term as defined in the Revenue Interest Purchase Agreement), and

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(ii) any capital contributions received for the purposes of making voluntary prepayments shall not be placed in the Collection Account or be subject to distributions pursuant to Section 4.04.

(c)Early Termination.  Borrower may terminate this Agreement (including any obligation to pay any Additional Interest) at any time from time to time prior to the eighth (8th) anniversary of the Closing Date by paying (or causing to be paid to) Lender an amount equal to the Cap Amount to the Lender Account.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if any Obligations are accelerated (whether as a result of the occurrence and continuance of any Event of Default, by operation of law or otherwise), the Cap Amount, determined as of the date of acceleration, shall be due and payable and shall constitute part of the Obligations for all purposes herein.  Borrower expressly waives the provisions of any present or future statute or law that prohibits or may prohibit the collection of the Cap Amount in connection with any such acceleration.  Borrower and Lender further acknowledge and agree that the Cap Amount is not intended to act as a penalty or to punish Borrower for any repayment of the Loan or early termination of this Agreement.  Borrower expressly agrees that (1) the Cap Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (2) the Cap Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made, (3) there has been a course of conduct between Lender and Borrower giving specific consideration in this transaction for such agreement to pay the Cap Amount, (4) Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 3.02, (5) the agreement of Borrower to pay the Cap Amount is a material inducement to Lender to extend the Loan to Borrower, and (6) the Cap Amount represents a good-faith, reasonable estimate and calculation of the lost profits or damages of Lender and that it would be impractical and extremely difficult to ascertain the actual amount of damages to Lender or profits lost by Lender as a result of any such termination of this Agreement.

Section 3.03Change of Control

.  If a Change of Control that is not a Qualified Change of Control occurs, then, within thirty (30) days following such Change of Control, Borrower shall deliver written notice to Lender of such Change of Control setting forth a reasonably detailed calculation, together with supporting information, of the Cap Amount (calculated as of the date that is ten (10) calendar days following the date such notice is delivered (such date, the “Change of Control Payment Date”)).  Such notice shall constitute Borrower’s irrevocable offer to pay the Cap Amount and all such other amounts on the Change of Control Payment Date.  Within seven (7) calendar days following its receipt of such notice, Lender shall provide written notice to Borrower of its acceptance or rejection of such offer, provided that if Lender does not provide any such notice to Borrower, Lender shall be deemed to have accepted such offer.  Upon the payment of the Cap Amount pursuant to this Section 3.03, this Agreement (including any obligation to pay any Additional Interest) shall terminate.

Section 3.04Increased Cost

.

(a)If any Regulatory Change occurs that has or would have the effect of:

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(i)imposing, modifying or deeming applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender; or

(ii)imposing on Lender any other condition, cost or expense affecting this Agreement or Loan made by Lender;

and the result of any of the foregoing shall be to reduce the rate of return on the capital of Lender as a consequence of its obligations hereunder or arising in connection herewith to a level below that which Lender could have achieved but for such introduction, change or compliance (taking into consideration the policies of Lender with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, on the first Quarterly Payment Date occurring at least thirty (30) days after demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a description of the computation of such demand), Borrower shall pay directly to Lender such additional amount or amounts as will compensate Lender for such reduction.  Lender will take such actions reasonably requested by Borrower, at the expense of Borrower, if such actions will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to it or inconsistent with its internal policies and procedures.  In no event will Lender be expected or required to monitor the occurrence of any of the events or contingencies described in this Section 3.04(a).  Notwithstanding the foregoing, in no event shall Borrower be required to compensate Lender pursuant to this Section 3.04 for any amounts under this Section 3.04 incurred more than one hundred and eighty (180) days prior to the date that Lender notifies Borrower of such amount and of Lender’s intention to claim compensation therefor.

(b)In determining any amount provided for in this Section 3.04, Lender shall use commercially reasonable averaging and attribution methods.  If Lender makes a claim under this Section, it shall submit to Borrower a certificate setting forth the basis for such demand and a description of the computation of such demand as to such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error.

Article IV
INTEREST; EXPENSES; MAKING OF PAYMENTS

Section 4.01Interest Rate

.

(a)The outstanding Principal Amount of the Loan shall bear interest consisting of Fixed Interest and the Additional Interest. All interest hereunder in respect of Fixed Interest on the Loan shall accrue from the Closing Date and be due and payable quarterly in arrears in cash on each Quarterly Payment Date, as provided in this Section 4.01 and except as otherwise provided in Section 3.01(c).

(b)All interest hereunder in respect of Fixed Interest shall be computed on the basis of a 360-day year of twelve (12) thirty (30) day months.

(c)Fixed Interest and Additional Interest on the Loan shall be payable solely from the Collection Amount, except in connection with any prepayment of the Loan pursuant to Section 3.02(a), Section 3.02(b), Section 3.03 or Section 3.04.

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Section 4.02Collection Account

.

(a)No later than January 15, 2020 (or such later date as may be agreed to by Lender in its sole discretion), (i) Borrower shall establish with Account Bank the Collection Account and the Parties shall enter into a Fully Blocked Account Control Agreement with Account Bank with respect to the Collection Account and (ii) Borrower shall establish with Account Bank the Borrower Account and the Parties shall enter into a Springing Blocked Account Control Agreement with Account Bank with respect to the Borrower Account.

(b)Borrower shall pay for all fees, expenses and charges of Account Bank pursuant to the terms of each Blocked Account Control Agreement by depositing sufficient funds into the applicable Blocked Account when such fees, expenses and charges are due.

(c)Prior to the Termination Date, Borrower shall have no right to close the Collection Account or the Borrower Account without Lender’s prior written consent.

(d)On or before the Closing Date, Borrower shall deliver a written notice to the Licensee specifying the assignment of the License Agreement to Borrower and instructions for payment thereafter with respect to all payments that are due and payable to Borrower in respect of or derived from the License Agreement (which notice and instructions shall be in the form attached to the Contribution Agreement or otherwise reasonably satisfactory to Lender) and shall provide that Licensee is to remit all amounts payable to Borrower in respect thereof to the Collection Account.

(e)To the extent any portion of the Included Royalty Interest is paid to Borrower other than by wire transfer to the Collection Account, Borrower shall (i) remit to the Collection Account all such amounts within five (5) Business Days of receipt of any such funds, (ii) promptly instruct the payor of such amounts to remit any future payments to the Collection Account (or other applicable account) and (iii) promptly provide to Lender a copy of such notice.

Section 4.03Payment Date Distribution Reports

.

(a)Borrower will make an accounting as of each Cut-Off Date and will deliver to Lender a payment date distribution report, substantially in form attached hereto as Exhibit P (the “Payment Date Distribution Report”), no later than one (1) Business Day after each Cut-Off Date.

(b)On each Quarterly Payment Date, Lender shall direct Account Bank to disburse amounts on deposit in the Collection Account in an amount equal to the Payment Date Distribution Amount in accordance with the Payment Date Distribution Report delivered by Borrower in respect of such Quarterly Payment Date in accordance with Section 4.03(a); provided that if Lender disagrees in good faith with any amount or calculation set forth in such Payment Date Distribution Report, Lender shall deliver written notice thereof to Borrower no later than three (3) Business Days after receipt of such Payment Date Distribution Report (such notice, an “Objection Notice”), specifying the basis for such disagreement, the amount at issue (such amount, the “Disputed Amount”) and reasonably detailed supporting calculations, and may, in its sole discretion, direct Account Bank not to disburse such Disputed Amount on the applicable Quarterly Payment Date. In the event that Lender delivers an Objection Notice to

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Borrower, Borrower and Lender shall seek in good faith to resolve any disagreement that they may have with respect to the Disputed Amount, and upon such resolution, Lender shall provide a disbursement direction to Account Bank in respect of the Disputed Amount.

Section 4.04Application of Payments

.

(a)On each Quarterly Payment Date, the Collection Amount on deposit in the Collection Account as of 5:00 p.m. (New York City time) on the Cut-Off Date (the “Payment Date Distribution Amount”) shall be applied on the Quarterly Payment Date in the following order of priority:

(i)on each Quarterly Payment Date prior to the occurrence of the Fixed Return Recoupment Time:

(1)FIRST, to Borrower, in an amount equal to the lesser of (x) an amount necessary to pay such fees and expenses and (y) an amount that, when taken together with the aggregate amount of all other distributions made to Borrower pursuant to this clause (1) for all other Quarterly Payment Dates occurring during the calendar year in which the current Quarterly Payment Date occurs and prior to the current Quarterly Payment Date, equals SEVEN THOUSAND DOLLARS ($7,000), to pay (i) to TMF Group New York, LLC any portion of the annual fee that is due and payable on such Cut-Off Date in accordance with the Independent Manager Engagement Letter and (ii) any franchise taxes and other fees and expenses required to maintain the legal existence of Borrower, in each case, to the extent due and payable on such Cut-Off Date;

(2)SECOND, solely if a Servicer Termination Event (as defined in the Contribution Agreement) has occurred and a new Servicer (as defined in the Contribution Agreement) that is not an Affiliate of Borrower has been appointed in accordance with Section 5.05 of the Contribution Agreement, to the extent that the Payment Date Distribution Amount exceeds the amount paid in cash on the current Quarterly Payment Date in accordance with the foregoing clause (1), to pay to Servicer the Servicing Fee payable in respect of the most recent Calendar Quarter ended prior to the Quarterly Payment Date (the “Replacement Servicer Fee”);

(3)THIRD, to Lender to pay all accrued and unpaid Fixed Interest on the Loan, if any, for the period from and including the Cut-Off Date applicable to the prior Quarterly Payment Date (or, in the case of the first Cut-Off Date to occur after the Closing Date, from and including the Closing Date) to and including the day that immediately precedes the Cut-Off Date applicable to the current Quarterly Payment Date (the “Fixed Interest Payment” and all Fixed Interest Payments paid hereunder, collectively, the “Fixed Interest Amount”); provided, however, that if (x) the Payment Date Distribution Amount is insufficient to pay the Fixed Interest Payment (the amount of such shortfall, the “Quarterly Fixed Interest Deficiency Amount”) or (y) the Fixed Interest Payment, when taken together with all other repayments of Principal Amount of the Loan (other than Excluded Payments) and all Fixed Interest Payments, in each case, made in cash during the calendar year in which the current Quarterly Payment Date occurs, exceeds the sum of (A) Fifteen Million Dollars ($15,000,000) and (B) the

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True-Up Payment Amount as of the Quarterly Payment Date (the amount of such excess, the “Quarterly Fixed Interest Excess Amount”), the Quarterly Fixed Interest Deficiency Amount or Quarterly Fixed Interest Excess Amount, as applicable, shall be capitalized and added to and increase the outstanding Principal Amount of the Loan in accordance with Section 3.01(c) and accrue Fixed Interest in accordance with Sections 4.01 and 4.05;

(4)FOURTH, to the extent that the Payment Date Distribution Amount exceeds the sum of all amounts paid in cash on the current Quarterly Payment Date in accordance with the foregoing clauses (1) through (3), to Lender to repay the outstanding Principal Amount of the Loan, if any, at par until the outstanding Principal Amount of the Loan has been reduced to zero in an amount equal to the lesser of (x) the amount of such excess and (y) an amount that, when taken together with all other repayments of Principal Amount of the Loan (other than Excluded Payments) and all Fixed Interest Payments, in each case, made in cash during the calendar year in which the current Quarterly Payment Date occurs, is equal to the sum of (A) Fifteen Million Dollars ($15,000,000) and (B) the True-Up Payment Amount as of the Quarterly Payment Date (provided that if such lesser amount is less than zero, such amount shall be deemed to be zero) (such lesser amount, the “Principal Amortization Payment” and all Principal Amortization Payments paid hereunder, collectively, the “Principal Amortization Amount”);

(5)fifth, to the extent that the Payment Date Distribution Amount (less the sum of all amounts paid in cash on the current Quarterly Payment Date in accordance with the foregoing clauses (1) and (2)), when taken together with all amounts paid in cash in accordance with the foregoing clauses (3) and (4) for all other Quarterly Payment Dates occurring during the calendar year in which the current Quarterly Payment Date occurs and prior to the current Quarterly Payment Date, exceeds the sum of (A) Fifteen Million Dollars ($15,000,000) and (B) the True-Up Payment Amount as of the Quarterly Payment Date, to Lender an additional interest payment in an amount equal to (x) such excess amount multiplied by (y) the Applicable Percentage; provided that any additional interest payment paid pursuant to this clause (5) (each, an “Additional Interest Payment” and all Additional Interest Payments paid hereunder, collectively, the “Additional Interest Amount”) shall be earned, due and payable on the applicable Quarterly Payment Date and shall be in addition to, and shall not be applied to reduce, the unpaid Principal Amount of the Loan, if any;

(6)SIXTH, solely for so long as Parent or any other Affiliate of Borrower is Servicer, to the extent that the Payment Date Distribution Amount exceeds the sum of all amounts paid in cash on the current Quarterly Payment Date in accordance with the foregoing clauses (1) through (5), to pay to Servicer the Servicing Fee payable in respect of the most recent Calendar Quarter ended prior to the Quarterly Payment Date; and

(7)SEVENTH, to the extent that the Payment Date Distribution Amount exceeds the sum of all amounts paid in cash on the current Quarterly Payment

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Date in accordance with the foregoing clauses (1) through (6), to Borrower, for deposit into the Borrower Account; and

(ii)on each Quarterly Payment Date occurring after the occurrence of the Fixed Return Recoupment Time:

(1)FIRST, to Borrower, in an amount equal to the lesser of (x) an amount necessary to pay such fees and expenses and (y) an amount that, when taken together with the aggregate amount of all other distributions made to Borrower pursuant to this clause (1) or clause (1) of Section 4.04(a)(i) for all other Quarterly Payment Dates occurring during the calendar year in which the current Quarterly Payment Date occurs and prior to the current Quarterly Payment Date, equals SEVEN THOUSAND DOLLARS ($7,000), to pay (i) to TMF Group New York, LLC any portion of the annual fee that is due and payable on such Cut-Off Date in accordance with the Independent Manager Engagement Letter and (ii) any franchise taxes and other fees and expenses required to maintain the legal existence of Borrower, in each case, to the extent due and payable on such Cut-Off Date;

(2)SECOND, solely if a Servicer Termination Event (as defined in the Contribution Agreement) has occurred and a new Servicer (as defined in the Contribution Agreement) that is not an Affiliate of Borrower has been appointed in accordance with Section 5.05 of the Contribution Agreement, to the extent that the Payment Date Distribution Amount exceeds the amount paid in cash on the current Quarterly Payment Date in accordance with the foregoing clause (1), to pay to Servicer the Replacement Servicer Fee;

(3)THIRD, to the extent that the Payment Date Distribution Amount (less the sum of all amounts paid in cash on the current Quarterly Payment Date in accordance with the foregoing clauses (1) and (2)), when taken together with all the Payment Date Distribution Amounts for all other Quarterly Payment Dates occurring during the calendar year in which the current Quarterly Payment Date occurs and prior to the current Quarterly Payment Date (less amounts paid in cash on such other Quarterly Payment Dates in accordance with clauses (1) and (2) of Section 4.04(a)(i) or in accordance with the clauses (1) and (2) of this Section 4.04(a)(ii)), exceeds the sum of (A) Fifteen Million Dollars ($15,000,000) and (B) the True-Up Payment Amount as of the Quarterly Payment Date, to Lender a contingent interest payment in an amount equal to (x) such excess amount multiplied by (y) the Applicable Percentage, less (z) all amounts paid in cash during the calendar year in respect of Additional Interest Payments and Contingent Interest Payments; provided that any additional interest payment paid pursuant to this clause (3) (each, a “Contingent Interest Payment” and all Contingent Interest Payments paid hereunder, collectively, the “Contingent Interest Amount”) shall be earned, due and payable on the applicable Quarterly Payment Date;

(4)FOURTH, solely for so long as Parent or any other Affiliate of Borrower is Servicer, to the extent that the Payment Date Distribution Amount exceeds the sum of all amounts paid in cash on the current Quarterly Payment Date in accordance with the foregoing clauses (1) through (3), to pay to Servicer the

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Servicing Fee payable in respect of the most recent Calendar Quarter ended prior to the Quarterly Payment Date; and

(5)FIFTH, to the extent that the Payment Date Distribution Amount exceeds the sum of all amounts paid in cash on the current Quarterly Payment Date in accordance with the foregoing clauses (1) through (4), to Borrower, for deposit into the Borrower Account;

provided that, for the avoidance of doubt, from and after the occurrence of the Fixed Return Recoupment Time, all amounts required to be applied on any Quarterly Payment Date shall be applied in accordance with Section 4.04(a)(ii).

Section 4.05Interest on Late Payments

.  If any amount payable by Borrower to Lender hereunder is not paid when due (whether at stated maturity, by acceleration or otherwise), interest shall accrue on any such unpaid amounts, both before and after judgment during the period from and including the applicable due date, to but excluding the day the overdue amount is paid in full, at a rate per annum equal to the Default Rate.  Interest accruing under this Section 4.05 shall be payable on demand of Lender.  For the avoidance of doubt, Fixed Interest that is not paid in cash on the date due but that is added to the Principal Amount of the Loan as Accreted Principal in accordance with Section 3.01(c) shall accrue Fixed Interest from the Cut-Off Date immediately preceding the date at which it is incorporated as Accreted Principal and shall thereafter accrue interest at the Default Rate in the event that the Principal Amount of the Loan generally bears interest at the Default Rate.

Section 4.06Administration and Enforcement Expenses

.  Borrower shall promptly reimburse Lender on demand for all reasonable costs and expenses incurred by Lender (including the reasonable fees and expenses of one primary outside counsel to Lender and one additional local counsel to Lender in each material jurisdiction) as a consequence of or in connection with any Default, Event of Default, Prepayment Trigger or voluntary or mandatory prepayment of the Loan.

Section 4.07Making of Payments

.  Notwithstanding anything to the contrary contained herein, any payment stated to be due hereunder or under any Note on a given day in a specified month shall be made or shall end (as the case may be), (i) if there is no such given day or corresponding day, on the last Business Day of such month or (ii) if such given day or corresponding day is not a Business Day, on the next succeeding Business Day.

Section 4.08Setoff or Counterclaim

.  Each payment by Borrower under this Agreement or under any Note shall be made without setoff, deduction, reduction or counterclaim.  Lender shall have the right to set off any and all amounts owed by Borrower and/or any of its Subsidiaries under this Agreement as provided in Section 10.03.

Article V

TAXES

Section 5.01Tax Treatment

.  The Parties agree that, for U.S. federal and applicable state income tax purposes, (i) the Loan constitutes a debt instrument, (ii) such debt instrument is

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issued with a fixed yield of thirteen percent (13.0%) governed by Treasury Regulation Section 1.1272-1(d), (iii) the Fixed Interest Amount, the Additional Interest Amount and the Contingent Interest Amount constitute interest paid by Borrower as compensation for the use, forbearance, or detention of the Principal Amount, (iv) the Fixed Interest Amount and the Additional Interest Amount is contingent only with respect to the timing of such payments and not upon the cash flow, income, profits, or any appreciation in value of any property of Borrower or Parent within the meaning of Section 871(h)(4)(A) of the Code, (v) Borrower is treated a domestic partnership and (vi) Borrower is not expected to be, at any time, engaged in a trade or business in the United States and the interest paid by Borrower pursuant to the Loan is expected to be treated as income from sources without the United States pursuant to Section 862(a)(1) of the Code and Treasury Regulation Section 1.861-2(b). This Agreement is not intended to create a and shall never be construed as creating a partnership, association, trust, joint venture or other similar relationship between or among Lender and/or Parent, Borrower or any Subsidiary.  Each party agrees not to take any position that is inconsistent with the foregoing sentences on any Tax Return or in any audit or other administrative or judicial proceeding, except as otherwise required pursuant to a “determination” under Section 1313(a) of the Code.

Section 5.02Withholding

.  Borrower covenants that all amounts payable under the Loan (including, for the avoidance of doubt, payments of the Fixed Interest Amount, the Principal Amortization Amount and the Additional Interest Amount) shall be paid without deduction or withholding for any Taxes imposed pursuant to a Law in effect on the date hereof, provided, that, the Lender provides to Borrower, (i) in the case of a U.S. Lender, an executed IRS Form W-9 certifying that such U.S. Lender is exempt from U.S. federal backup withholding tax, (ii) in the case of a Non-U.S. Lender claiming the benefits of (a) an income tax treaty to which the United States is a party, an executed IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, (b) the exemption under Section 892 of the Code, an executed IRS Form W-8EXP, or (c) the exemption for portfolio interest under Section 881(c) of the Code, (x) a certification that such Non-U.S. Lender is not receiving the interest in its capacity as a bank on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, not a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, and not a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (such certificate, a “PIE Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E. To the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, IRS Form W-8EXP, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a PIE Certificate on behalf of each such direct and indirect partner.  If Borrower is required to deduct or withhold Taxes on any payment under the Loan, such payment will be grossed up by Borrower for the amount deducted such that the Lender receives an amount equal to the amount it would have received had no withholding or deduction been made.

Section 5.03Other Taxes

.  Borrower shall promptly pay any registration, transfer, stamp or documentary, recording or similar Taxes or any other excise or property Taxes arising

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from any payment made under any Loan Document, or from the execution, delivery, performance, enforcement or registration of, the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

Section 5.04Cooperation

.  Upon request, Borrower shall provide the Lender any reasonable assistance it may seek in obtaining an exemption or reduced rate from, or refund of, any withholding tax, if applicable.  In addition, the Lender and Borrower shall use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns, any Tax audits, Tax proceedings or other Tax-related claims in connection with the matters covered by this Article V.

Article VI
CLOSING CONDITIONS

Section 6.01Conditions Precedent to the Loan

.  The obligation of Lender to advance the Loan on the Closing Date shall be subject to the fulfillment, to the sole satisfaction of Lender, of all of the following conditions precedent in addition to the conditions specified in Section 2.01 and Section 2.02:

(a)This Agreement and the other Loan Documents shall have been executed and delivered to Lender by each party thereto (other than Lender), and Borrower shall have delivered, or caused to be delivered, such other documents as Lender reasonably requested, in each case, in form and substance satisfactory to Lender.

(b)Lender shall have received:

(i)an executed copy of a certificate of each of Borrower and Parent, executed respectively by a Senior Officer thereof, dated the Closing Date, in the form attached as Exhibit K to the Disclosure Letter;

(ii)an executed copy of an opinion of Cooley LLP, counsel to Borrower and Parent, dated the Closing Date in form and substance reasonably satisfactory to Lender;

(iii)evidence of the release of the Transferred Assets and the Purchased Revenue Interest from any filing of any UCC financing statement made by Hercules in connection with the Venture Financing Agreement, in form and substance reasonably satisfactory to Lender; and

(iv)an executed copy of the Licensee Instruction Letter, executed by Borrower, Parent and Licensee.

(c)Parent shall have delivered to Lender a certificate, dated the Closing Date, of a Senior Officer (the statements in which shall be true and correct on and as of the Closing Date):  (i) attaching copies, certified by such officer as true and complete, of each Transaction Party’s certificate of incorporation or other Organizational Documents (together with any and all amendments thereto) certified by the appropriate Governmental Authority as being true, correct and complete copies; (ii) attaching copies, certified by such officer as true and complete, of

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resolutions of the Board of Directors (or similar governing body) of Transaction Party authorizing and approving the execution, delivery and performance by such party of the Loan Documents to which it is a party and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officers of each such Transaction Party who executed and delivered such Loan Documents, including therein a signature specimen of each such officer; and (iv) attaching copies, certified by such officer as true and complete, of certificates of the appropriate Governmental Authority of the jurisdiction of formation, stating that such party was in good standing under the laws of such jurisdiction as of a recent date.

(d)(i) The Transaction Documents (other than Borrower’s Organizational Documents) shall be in full force and effect and (ii) Borrower’s Organizational Documents shall be in full force substantially concurrently with the making of the Loan on the Closing Date.

(e)No event shall have occurred and be continuing that (i) constitutes a Default or an Event of Default or a Prepayment Trigger or (ii) could reasonably be expected to constitute a Material Adverse Effect (without giving effect to the cure period applicable to a Prepayment Trigger based thereon), in each case both at the time of, and immediately after giving effect to, the making of the Loan on the Closing Date.

(f)The representations and warranties made by Borrower, PRTK SPV1 and Parent in Article VII hereof and in the other Loan Documents shall be true and correct in all material respects as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, before and after giving effect to the Loan (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).

(g)All necessary governmental and third-party approvals, consents and filings, including in connection with the Loan, the Security Agreement, the Contribution Agreement and the other Loan Documents shall have been obtained or made and shall remain in full force and effect.

(h)Borrower shall have delivered to Lender the Perfection Certificate and certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name Borrower as debtor and that are filed in those state and county jurisdictions in which Borrower is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that Lender deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Loan Documents (other than any Permitted Liens and other Liens acceptable to Lender).

(i)Lender shall have received all UCC financing statements in appropriate form for filing under the UCC, and all other certificates, agreements, instruments, filings, recordings and other actions, including recordations in the United States Patent and Trademark Office and the United States Copyright Office that are necessary or reasonably requested by Lender in order to establish, protect, preserve and perfect the security interest in the assets of

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Borrower constituting Collateral as provided in the Security Agreement as a valid and perfected first priority security interest with respect to such assets shall have been duly effected (or arrangements therefor satisfactory to Lender shall have been made).

(j)Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, including and the information described in Section 12.18.

(k)Lender shall have received such other approvals, opinions, documents or materials as Lender may reasonably request.

(l)Borrower shall have paid all fees, costs and expenses (including legal fees and expenses) agreed in writing to be paid by it to Lender in connection herewith (including pursuant to the Fee Letter) to the extent due.

Article VII

REPRESENTATIONS AND WARRANTIES

Section 7.01Representations and Warranties of Borrower

.  Borrower hereby represents and warrants to Lender as of the date of this Agreement (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified) as follows:

(a)Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.  Borrower is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law, except where the failure to be so qualified or in good standing has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(b)None of the execution and delivery by Borrower of any of the Loan Documents to which Borrower is party, the performance by Borrower of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will:  (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any material respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which Borrower or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or any of their respective assets or properties is

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bound or committed or (C) any term or provision of any of the organizational documents of Borrower or any of its Subsidiaries, except in the case of clause (A) or (B) where any such event would not result in a Material Adverse Effect; or (ii), except as provided in or contemplated by any of the Loan Documents, result in or require the creation or imposition of any Lien on any of the Transferred Assets or the Licensed Product.

(c)Except pursuant to, or as contemplated by, the Loan Documents, Parent has not granted, nor does there exist, any Lien (other than Permitted Liens) on the Loan Documents, any of the Transferred Assets or the Licensed Product.

(d)Borrower has all powers and authority to execute and deliver, and perform its obligations under, the Loan Documents to which it is party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of each of the Loan Documents to which Borrower is party and the performance by Borrower of its obligations hereunder and thereunder have been duly authorized by Borrower.  Each of the Loan Documents to which Borrower is party has been duly executed and delivered by Borrower.  Each of the Loan Documents to which Borrower is party constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(e)Upon giving effect to the Contribution and the Sale (and subject to the terms and conditions thereof), Borrower shall be the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Collateral, free and clear of all Liens, other than Permitted Liens and Borrower shall be entitled to be the sole recipient of all payments in respect of the Included Royalty Interest.  None of the Collateral granted to Lender on the Closing Date has been pledged, sold, assigned, transferred, conveyed or granted by Borrower to any other Person.  Upon granting by Borrower of the security interests in the Collateral to Lender, Lender shall acquire a first priority security interest in the Collateral free and clear of all Liens, other than Permitted Liens.  Borrower has not caused, and to the Knowledge of Borrower no other Person has caused, the claims and rights of Lender created by any Loan Document in and to the Collateral, to be subordinated to any creditor or any other Person.

(f)The execution and delivery by Borrower of the Loan Documents to which Borrower is party, the performance by Borrower of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the granting of security interests in the Collateral to Lender) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (i) the filing of any applicable notices under securities laws, (ii) the filings necessary to perfect Liens created by the Loan Documents, (iii) those previously obtained and in full force and effect, and (iv) consents, filings and registrations in connection with the Contribution as contemplated by the Contribution Agreement.

(g)There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Authority) pending or, to

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the Knowledge of Borrower, threatened in writing (or, in the case of a threat by a Governmental Authority, threatened orally or in writing) by or against Borrower or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, would result in a Material Adverse Effect or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Loan Documents to which Borrower is party.

(h)Upon consummation of the transactions contemplated by the Loan Documents and the application of the proceeds therefrom, (a) the present fair saleable value of the properties and assets of Borrower will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the properties and assets of Borrower and its Subsidiaries, taken as a whole, on a going concern basis will not be less than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) Borrower will generally be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured, (d) Borrower will not have unreasonably small capital with which to engage in its business as now conducted, (e) Borrower has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) Borrower will not have become subject to any Insolvency Event and (g) Borrower will not have been rendered insolvent within the meaning of any Applicable Law.  No step has been taken by Borrower or, to its Knowledge, any other Person to make Borrower subject to an Insolvency Event.

(i)No Default, Event of Default or Prepayment Trigger has occurred and is continuing, and no such event will occur upon the making of the Loan.

(j)Borrower has timely filed (or caused to be filed) all Tax Returns required by Applicable Law to have been filed by it and has paid all Taxes required to be paid by it (including in its capacity as a withholding agent), except any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books or where any such failure to file or pay would not result, individually or in the aggregate, in a Material Adverse Effect.

(k)Borrower has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

(l)Borrower (a) has not violated and is not in violation of, and to its Knowledge, is not under investigation with respect to, and has not been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority and (b) is not subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that would result in a Material Adverse Effect.  Borrower is in compliance with the requirements of all Applicable Laws, a breach of any of which would result in a Material Adverse Effect.

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(m)To Borrower’s Knowledge, except as set forth in Schedule 7.01(vi) to the Disclosure Letter, other than the Patent Rights licensed pursuant to the License Agreement (with respect to the Licensed Product only) or the Tufts License Agreement, with respect to the Products, no Third Party Patent Right has been, or is, or will be, infringed by Exploitation of the Products.  To Borrower’s Knowledge, other than the Patent Rights licensed pursuant to the License Agreement (with respect to the Licensed Product only) or the Tufts License Agreement, no Patent Rights other than the Patents with respect to Products would limit or prohibit in any material respect Exploitation of the Products.  Neither Borrower or Parent has received any notice of any claim by any Third Party asserting that Exploitation of the Products infringes such Third Party’s Patent Rights.  Neither Borrower nor Parent has received any written opinion of counsel regarding infringement or non-infringement of any Third Party’s Patent Rights by Exploitation of the Products.  To Borrower’s Knowledge, there has been no commercially significant infringement or interference by any Person, any claims of invalidity or unenforceability or any prosecution or litigation action relating to any Patents relating to the Products.

(n)Intellectual Property.

(i)Schedule 7.01 to the Disclosure Letter sets forth a complete and accurate list of the Patents in the United States or the Territory owned or controlled by Parent, Borrower or Subsidiary (collectively “Applicable Patents”), including the following:  Schedule 7.01(i) to the Disclosure Letter sets forth a complete and accurate list of the Paratek Patents (including those marked as Joint Patents).  For each Patent set forth on Schedule 7.01 to the Disclosure Letter Borrower has indicated:  (x) the jurisdictions by or in which each such Patent has issued as a patent or been filed, including the respective patent numbers and application numbers and issue and filing dates, and, solely with respect to the Paratek Patents for which Parent controls prosecution and maintenance, the record owner of each such patent or patent application.

(ii)(x) Parent is the sole and exclusive owner of, and has the sole interest in, the entire right, title and interest in each of the Applicable Patents and (y) Parent and Licensee collectively are the sole and exclusive owners of, and collectively have the sole interest in, the entire right, title and interest in the Joint Patents and Parent is the sole owner, and has the sole interest in, its undivided half interest in each of the Joint Patents.  After giving effect to the transactions contemplated by the Contribution Agreement, (x) Borrower will be the sole and exclusive owner of, and have the sole interest in, the entire right, title and interest in each of the Paratek Patents (other than the Joint Patents) and (y) Borrower and Licensee collectively will be the sole and exclusive owners of, and collectively have the sole interest in, the entire right, title and interest in the Joint Patents and Borrower will be the sole owner, and have the sole interest in, its undivided half interest in each of the Joint Patents.

(iii)The Applicable Patents are not subject to any encumbrance, Lien or claim of ownership by any Third Party, and there are no facts that would preclude Parent from having unencumbered title to the Applicable Patents, or, after giving effect to the transactions contemplated by the Contribution Agreement, Borrower, from having unencumbered title to the Paratek Patents.  Neither Parent nor Borrower has received any

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notice of any claim by any Third Party challenging the ownership of the rights of Parent or Borrower in and to the Applicable Patents.

(iv)Parent has a valid, exclusive worldwide license under each of the Patents licensed by Parent from Tufts under the Tufts License Agreement, and after giving effect to the transactions contemplated by the Contribution Agreement, Borrower will have, a valid, exclusive license in the Territory under each of the Patents licensed by Parent from Tufts under the Tufts License Agreement.

(v)There has not been, nor are there any pending or threatened, disputes relating to Borrower’s right to use the Paratek Patents or Parent’s right to use the Applicable Patents (other than the Paratek Patents).

(vi)There are no Contracts between Parent and a Third Party or between Borrower and a Third Party related to the Patents for the United States and the Territory other than the Tufts License Agreement and the License Agreement.

(vii)To the Knowledge of Borrower, each Person who has or has had any rights in or to the Applicable Patents, including each inventor named on the Applicable Patents, has executed a Contract assigning their entire right, title and interest in and to such Patents and the inventions embodied, described and/or claimed therein, to the owner thereof, and each such Contract has been duly recorded at the United States Patent and Trademark Office or the patent office in the Territory.

(viii)To the Knowledge of Borrower, no issued Applicable Patent has lapsed, expired or otherwise been terminated.  No Patent applications have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law.

(ix)There are no unpaid maintenance fees, annuities or other like payments with respect to the Applicable Patents.

(x)To the Knowledge of Borrower each of the Applicable Patents correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or is pending.  To the Knowledge of Borrower, there is not any Person who is or claims to be an inventor of any of the Applicable Patents who is not a named inventor thereof.  Neither Borrower nor Parent has received any notice from any Person who is or claims to be an inventor of any of the Applicable Patents who is not a named inventor thereof.

(xi)Except as set forth on in Schedule 7.01(vi) to the Disclosure Letter, each of the Applicable Patents is valid, enforceable and subsisting.  Neither Borrower nor Parent has received any opinion of counsel that any of the Applicable Patents is invalid or unenforceable.  Neither Borrower nor Parent has received any written notice of any claim by any Third Party challenging the validity or enforceability of any of the Applicable Patents.

(xii)To the Knowledge of Borrower, each individual associated with the filing and prosecution of the Applicable Patents has complied, in all material respects

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with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent, in those jurisdictions where such duties exist.

(xiii)There is at least one Valid Claim in the Paratek Patents that would be infringed by Exploitation of the Licensed Product and there is at least one Valid Claim in the Applicable Patents that would be infringed by Exploitation of the Revenue Interest Product.

(xiv)Except for information disclosed to the applicable Patent Office during prosecution of the Applicable Patents, to Borrower’s Knowledge, there are no Applicable Patents, published patent applications, articles, abstracts or other prior art deemed material to patentability of any of the inventions claimed in such Patents, or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of such Patents.

(xv)Except as set forth on in Schedule 7.01(vi) to the Disclosure Letter, thereare no pending or threatened proceedings before a Governmental Authority (other than normal course patent examinations, if any) that could (i) impact the validity and/or enforceability of any of the claims of the Applicable Patents, or (ii) otherwise impact whether any claim within the Applicable Patents is a Valid Claim.

(xvi)Except as set forth on in Schedule 7.01(vi) to the Disclosure Letter, there is no pending, decided or settled Dispute, including without limitation any International Trade Commission investigations, and, to the Knowledge of Borrower, no such Dispute been threatened in writing, in each case challenging the legality, validity, enforceability, scope or ownership of any Applicable Patent, or adjudicating whether any Applicable Patent is or would be infringed by the Exploitation of a Product by a Third Party.

(xvii)Except as set forth on in Schedule 7.01(vi) to the Disclosure Letter, to the Knowledge of Borrower there have not been nor are there any pending Disputes or like procedures involving any of the Applicable Patents.

(xviii)To the Knowledge of Borrower, none of the conception, development and reduction to practice of the inventions claimed in the Applicable Patents has constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

(xix)Neither Borrower nor Parent has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any Applicable Patent.

(xx)Neither Borrower nor any other Person has undertaken or omitted to undertake any acts, and no circumstances or grounds exist, that would void, invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of any of the Applicable Patents.

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(xxi)To Borrower’s Knowledge, no Third Party Patent Right has been, or is, or will be, infringed by Borrower’s, Licensee’s, or Parent’s Exploitation of the Products.  To Borrower’s Knowledge, no Patent Right other than the Patents would limit or prohibit in any material respect Borrower’s, Licensee’s, or Parent’s Exploitation of any Product.  Neither Borrower nor Parent, nor, to the Knowledge of Borrower, Licensee, has received any notice of any claim by any Third Party asserting that by Borrower’s, Licensee’s, or Parent’s Exploitation of any Product infringes such Third Party’s Patents Rights.  Neither Parent nor Borrower has received any opinion of counsel regarding infringement or non-infringement of any Third Party Patent Rights by Borrower’s, Licensee’s, or Parent’s Exploitation of any Product.

(xxii)To Borrower’s Knowledge, there are no pending, published patent applications owned by any Third Party, which Borrower does not have the right to use, which if issued, would limit or prohibit in any material respect Borrower’s, Licensee’s, or Parent’s Exploitation of any Product.

(xxiii)There are no Disputes between Borrower and a Third Party relating to Borrower’s Exploitation of any Product.  Borrower has not received or given notice of any such Dispute, and to Borrower’s Knowledge, there exists no circumstances or grounds upon which any such claims could be asserted.  The Patents are not subject to any outstanding injunction, judgment or other decree, ruling, charge settlement or other disposition of any Dispute.

(xxiv)To Borrower’s Knowledge, no Third Party is infringing any of the issued Patents.  Neither Parent nor Borrower has put any Third Party on notice of any of the issued Patents.

(xxv)Omadacycline is the active pharmaceutical compound of each Product.

(xxvi)Except as set forth on Schedule 7.01(v) to the Disclosure Letter, there are no copyrights, trademarks, trade secrets or net names material to Licensee’s or Borrower’s Exploitation of any Product.

(o)Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Loan shall be used by Borrower for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(p)Material Contracts.

(i)As of the Closing Date, Borrower is not a party to any Material Contract (other than, after giving effect to the Contribution thereof under the Contribution Agreement, the License Agreement).

(ii)Upon the Contribution thereof to, and assumption thereof by, Borrower, each Material Contract shall be a valid and binding obligation of Borrower and, to the Knowledge of Borrower, of the applicable Material Contract Counterparty,

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enforceable against each of Borrower and, to the Knowledge of Borrower, each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.  Borrower has not received any notice from any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract.  Neither Borrower, nor to the Knowledge of Borrower, any other Person, has delivered or intends to deliver any written notice to Borrower or a Material Contract Counterparty challenging the validity or enforceability of any Material Contract.

(iii)Neither Borrower nor to the Knowledge of Borrower, any Material Contract Counterparty, is contemplating to commence any case, proceeding or other action relating to Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization by any of the foregoing means.

(q)License Agreement.

(i)A true, correct and complete copy of the License Agreement, as amended, restated or supplemented to date, is attached as Exhibit O to the Disclosure Letter.

(ii)To the Knowledge of Borrower, all payments required to be made under the License Agreement have been made.  To the Knowledge of Borrower, no payment required to be made under the terms of the License Agreement has been subject to any claim pursuant to any right of rescission, set-off, counterclaim, reduction or defense.

(iii)The License Agreement is in full force and effect and has not been waived, altered or modified in any respect, whether by consent or otherwise.  The Licensee has not been released, in whole or in part, from any of its obligations under the License Agreement.  The License Agreement has not been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part.  The License Agreement is the entire agreement among the parties thereto relating to the subject matter thereof.

(iv)Neither Borrower nor, to the Knowledge of Borrower, the Licensee, as applicable, has taken any action or omitted to take any action that would adversely impact the right of Lender to take a security interest in the License Agreement with respect to the Royalty Interest; provided that neither Borrower nor Parent shall obtain any consent from the Licensee to the grant of any Lien to Lender pursuant to the Loan Documents.

(v)Neither Borrower nor, to the Knowledge of Borrower, the Licensee, as applicable, has taken any action or omitted to take any action that would adversely impact the right of Lender to take a security interest in the License Agreement, the Royalty Interest or the Paratek Technology.

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(vi)The execution, delivery and performance of the License Agreement was and is within the corporate powers or other organizational power of Parent and its Affiliates and, to the Knowledge of Borrower, the Licensee.  The License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Parent and its Affiliates and, to the Knowledge of Borrower, the Licensee.  There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of the License Agreement by Borrower, Parent or its Affiliate or, to the Knowledge of Borrower, the Licensee, that could reasonably be expected to have a Material Adverse Effect.

(vii)Except as otherwise expressly provided under the License Agreement, the Licensee has no right of set-off, rescission, counterclaim, reduction, deduction or defense against the Royalty Interest or any other amounts payable to Borrower thereunder.

(viii)Neither Borrower nor Parent has received (A) any written notice or, to the Knowledge of Borrower, oral communication of the Licensee’s intention to terminate the License Agreement in whole or in part, or (B) any notice or other written or, the Knowledge of Borrower, oral communication requesting any amendment, supplement, alteration or modification to the License Agreement.

(ix)To the Knowledge of Borrower, nothing has occurred and no condition exists that would adversely impact the right of Borrower to receive any payments payable to Borrower under the License Agreement.  Neither Borrower nor, to the Knowledge of Borrower, the Licensee, has taken any action or omitted to take any action that would adversely impact the right of Lender to take a security interest in the License Agreement, the Royalty Interest or the Paratek Technology.

(r)Neither Borrower nor, to Borrower’s Knowledge, any Material Contract Counterparty is in breach or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by Borrower or any Material Contract Counterparty of a breach or default of any Material Contract, or (ii) to a right of rescission, termination, revision, setoff, or any other rights, by any Person, in, to or under any Material Contract.  Borrower has not received from, or delivered to, any Material Contract Counterparty, any notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the date hereof.

(s)No Capital Stock has been issued by Borrower other than the Capital Stock issued to Parent, and upon giving effect to the Transactions, PRTK SPV1, that is subject to the pledge to Lender under the Stock Pledge Agreement.

(t)The chief place of business, the chief executive office and each office where Borrower keeps its records regarding the Collateral are, as of the date hereof, each located at 75 Park Plaza, 4th Floor, Boston, MA 02116.

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(u)Borrower (or any predecessor by merger or otherwise) has not, within the five (5) year period preceding the date hereof, had a name that differs from its name as of the date hereof.

(v)All written information heretofore or herein supplied by or on behalf of Borrower or Parent to Lender is accurate and complete in all material respects; provided that all written information heretofore or herein supplied by or on behalf of Borrower to Lender and produced by any Third Party is accurate and complete in all material respects to the Knowledge of Borrower.  There is no fact or circumstance known to Borrower that could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and with or without the passage of time, that has not been expressly disclosed to Lender.

Section 7.02Representations and Warranties as to Parent, PRTK SPV1, Etc

.  Borrower hereby represents and warrants to Lender as of the date of this Agreement (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified), with respect to Parent and other matters, as follows:

(i)Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.  Parent is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law, except where the failure to be so qualified or in good standing has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(ii)PRTK SPV1 is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.  PRTK SPV1 is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law, except where the failure to be so qualified or in good standing has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(b)None of the execution and delivery by Parent or PRTK SPV1 of any of the Loan Documents to which Parent or PRTK SPV1, respectively, is party, the performance by Parent or PRTK SPV1, respectively, of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will:  (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any

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Governmental Authority to which Parent or any of its Subsidiaries, PRTK SPV1, or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Parent or any of its Subsidiaries or PRTK SPV1 is a party or by which Parent or any of its Subsidiaries or PRTK SPV1 or any of their respective assets or properties is bound or committed or (C) any term or provision of any of the organizational documents of Parent or any of its Subsidiaries or PRTK SPV1, except in the case of clause (A) or (B) where any such event would not result in a Material Adverse Effect; or (ii) except as provided in or contemplated by any of the Loan Documents, result in or require the creation or imposition of any Lien on any of the Transferred Assets or the Licensed Product.

(c)Except pursuant to, or as contemplated by, the Loan Documents, Parent has not granted, nor does there exist, any Lien (other than Permitted Liens) on the Transaction Documents, any of the Transferred Assets or the Licensed Product.

(d)Each of Parent and PRTK SPV1 has all powers and authority to execute and deliver, and perform its obligations under, the Loan Documents to which it is party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of each of the Loan Documents to which Parent or PRTK SPV1 is party and the performance by Parent or PRTK SPV1, respectively, of its obligations hereunder and thereunder have been duly authorized by Parent or PRTK SPV1, respectively.  Each of the Loan Documents to which Parent or PRTK SPV1 is party has been duly executed and delivered by Parent or PRTK SPV1, respectively.  Each of the Loan Documents to which Parent or PRTK SPV1 is party constitutes the legal, valid and binding obligation of Parent or PRTK SPV1, respectively, enforceable against Parent or PRTK SPV1, respectively, in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(e)The execution and delivery by Parent or PRTK SPV1 of the Loan Documents to which Parent or PRTK SPV1, respectively, is party, the performance by Parent or PRTK SPV1, respectively, of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the granting of security interests in the Collateral to Lender) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (i) the filing of any applicable notices under securities laws, (ii) the filings necessary to perfect Liens created by the Loan Documents, (iii) those previously obtained and in full force and effect, and (iv) consents, filings and registrations in connection with the Contribution as contemplated by the Contribution Agreement.

(f)There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Authority) pending or, to the Knowledge of Parent, threatened in writing (or, in the case of a threat by a Governmental Authority, threatened orally or in writing) by or against Parent or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, would result in a Material Adverse Effect or

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(ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Loan Documents to which Parent is party.

(g)Upon consummation of the transactions contemplated by the Loan Documents and the application of the proceeds therefrom, (a) the present fair saleable value of the properties and assets of Parent will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the properties and assets of Parent and its Subsidiaries, taken as a whole, on a going concern basis will not be less than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) Parent will generally be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured, (d) Parent will not have unreasonably small capital with which to engage in its business as now conducted, (e) Parent has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) Parent will not have become subject to any Insolvency Event and (g) Parent will not have been rendered insolvent within the meaning of any Applicable Law.  No step has been taken by Parent or, to its Knowledge, any other Person to make Parent subject to an Insolvency Event.

(h)No Default, Event of Default or Prepayment Trigger has occurred and is continuing, and no such event will occur upon the making of the Loan.

(i)Parent has timely filed (or caused to be filed) all Tax Returns required by Applicable Law to have been filed by it and has paid all Taxes required to be paid by it (including in its capacity as a withholding agent), except any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books or where any such failure to file or pay would not result, individually or in the aggregate, in a Material Adverse Effect.  None of the payments received (or to be received) by Parent or Borrower in respect of the Royalty Interest has been, or under current Law will be, subject to any deduction or withholding of any Tax.

(j)Parent has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

(k)None of Parent or any of its Subsidiaries (a) has violated or is in violation of, is under investigation with respect to or has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that would result in a Material Adverse Effect.  Each of Parent and any Subsidiary of Parent is in compliance with the requirements of all Applicable Laws, a breach of any of which would result in a Material Adverse Effect.

(l)Parent is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Loan shall be used by Parent for a

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purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(m)Material Contracts.

(i)Schedule 7.02(m) to the Disclosure Letter contains a list of each Material Contract to which Parent is a party.  As of the Closing Date, there has been provided a true and complete copy of each of the Material Contracts to Lender in the electronic data room. Other than the License Agreement and the Tufts Agreement, no Material Contract set forth on Schedule 7.02(m) to the Disclosure Letter relates to the research, development, manufacture, supply or Commercialization of the Licensed Product in the Territory.

(ii)Neither Parent nor, to Parent’s Knowledge, any Material Contract Counterparty is in breach or default of any Material Contract and no circumstances or grounds exist that would, upon the giving of notice, the passage of time or both, give rise (i) to a claim by Parent or any Material Contract Counterparty of a breach or default of any Material Contract, or (ii) to a right of rescission, termination, revision, setoff, or any other rights, by any Person, in, to or under any Material Contract.  Parent has not received from, nor delivered to, any Material Contract Counterparty, any notice alleging a breach or default under any Material Contract, which breach or default has not been cured as of the date hereof.

(iii)Each Material Contract is a valid and binding obligation of Parent and of the applicable Material Contract Counterparty, enforceable against each of Parent and each applicable Material Contract Counterparty in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally.  Parent has not received any written notice from, nor delivered any written notice to, any Material Contract Counterparty or any other Person challenging the validity or enforceability of any Material Contract.

(iv)Parent has not received any notice from, nor delivered any notice to, any Material Contract Counterparty or any other Person threatening or commencing any case, proceeding or other action relating to Material Contract Counterparty’s bankruptcy, insolvency, liquidation or dissolution or reorganization by any of the foregoing means.

(v)Parent has not (A) given notice to a counterparty of the termination of any Material Contract (whether in whole or in part) or any notice to a counterparty expressing any intention or desire to terminate any Material Contract or (B) received from a counterparty thereto any written notice of termination of any Material Contract (whether in whole or in part) or any written notice from a counterparty expressing any intention or desire to terminate any Material Contract.

(n)License Agreement.

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(i)Parent has made available to Lender in the data room all material Notices delivered by Licensee to Parent or its Affiliates, or by Parent or its Affiliates to Licensee, since January 1, 2018.

(ii)To the Knowledge of Parent, all payments required to be made under the License Agreement have been made.  To the Knowledge of Parent, no payment required to be made under the terms of the License Agreement has been subject to any claim pursuant to any right of rescission, set-off, counterclaim, reduction or defense.

(iii)The License Agreement is in full force and effect and has not been waived, altered or modified in any respect, whether by consent or otherwise.  The Licensee has not been released, in whole or in part, from any of its obligations under the License Agreement.  The License Agreement has not been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part.  The License Agreement is the entire agreement among the parties thereto relating to the subject matter thereof.

(iv)Omadacycline is a Licensed Product.  Absent the License Agreement, the manufacture, marketing, use, sale or distribution of the Licensed Product in the Territory would infringe a Valid Claim of each applicable Paratek Patent.

(v)Neither Parent nor, to the Knowledge of Parent, the Licensee, as applicable, has taken any action or omitted to take any action that would adversely impact the right of Lender to take a security interest in the License Agreement, the Royalty Interest or the Paratek Technology.

(vi)The execution, delivery and performance of the License Agreement was and is within the corporate powers or other organizational power of Parent and, to the Knowledge of Parent, the Licensee.  The License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Parent and, to the Knowledge of Parent, the Licensee.  There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of the License Agreement by Borrower, Parent or, to the Knowledge of Parent, the Licensee, that could reasonably be expected to have a Material Adverse Effect.

(vii)Except as otherwise expressly provided under the License Agreement, the Licensee has no right of set-off, rescission, counterclaim, reduction, deduction or defense against the Royalty Interest or any other amounts payable to Parent thereunder.

(viii)Parent has not received (A) any written notice or, to the Knowledge of Parent, oral communication of the Licensee’s intention to terminate the License Agreement in whole or in part, or (B) any written notice or, the Knowledge of Parent, oral communication requesting any amendment, supplement, alteration or modification to the License Agreement.

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(ix)To the Knowledge of Borrower, nothing has occurred and no condition exists that would adversely impact the right of Borrower to receive any payments payable to Borrower under the License Agreement.  Neither Borrower nor, to the Knowledge of Borrower, the Licensee, has taken any action or omitted to take any action that would adversely impact the right of Lender to take a security interest in the License Agreement, the Royalty Interest or the Paratek Technology.

(x)Neither Parent nor Licensee has assigned, sold or transferred the License Agreement or any of its rights, interests or obligations thereunder to any Person, and Parent has not consented to, or been provided notice of, any such assignment by Licensee.  Except as contemplated by the Loan Documents, Parent has not assigned, sold or transferred, in whole or in part, any of Parent’s right, title or interest in or to the Royalty Interest, the License Agreement, or the Paratek Patents.

(xi)Neither Parent nor Licensee has exercised its rights to conduct an audit under Section 9.6 of the License Agreement.

(xii)Neither Parent nor Licensee has made any claim of indemnification under the License Agreement.

(xiii)Parent and Licensee have not entered into the “Imported Product Agreement,” as defined in Section 7.1 of the License Agreement.

(xiv)The Licensee owns the Regulatory Approvals of the Licensed Product in the Territory.

(o)Tufts License Agreement.

(i)A true, correct and complete copy of the Tufts License Agreement, as amended, restated or supplemented to date, is attached as Exhibit N to the Disclosure Letter.

(ii)Parent is not in material breach or violation of or in default under the Tufts License Agreement, and, to the Knowledge of Borrower, Tufts has not breached, and is not in violation or default under, any provision of the Tufts License Agreement.

(iii)Tufts has not provided any notice to Parent pursuant to Article VI of the Tufts License Agreement.

(iv)Absent the Tufts License Agreement, the manufacture, marketing, use, sale or distribution of each Product would infringe a valid claim of each Patent licensed from Tufts under the Tufts License Agreement.

(v)The Tufts License Agreement is the only agreement pursuant to which Parent has in-licensed Patent Rights that are directed to, cover or claim the Products and are sublicensed to Licensee under the License Agreement.  Parent has not

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sublicensed the Patent Rights licensed to it under the Tufts License Agreement to any Person in the Territory other than Licensee.

(p)Compliance.

(i)All applications, submissions, information and data related to the Products submitted or utilized as the basis for any request to any Regulatory Agency by or on behalf of Parent or, to the Knowledge of Parent, by or on behalf of Licensee, were true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections or modification to such applications, submissions, information or data required under Applicable Laws or regulations have been submitted to the necessary Regulatory Agencies.

(ii)Parent has not, and to Parent’s Knowledge, Licensee has not, committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or any other Regulatory Agency to invoke similar policies, set forth in any Applicable Laws or regulations.

(iii)To the Knowledge of Parent, there has been no indication that the FDA or any other Regulatory Agency has any material concerns with either Product or may not approve or may withdraw approval of either Product, nor has either Product, to the Knowledge of Parent, suffered any material adverse events in any clinical trial.

(iv)Neither Parent nor to the Knowledge of Parent any of Parent’s directors, officers, employees, Affiliates or agents, has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.  Parent, and, to the Knowledge of Parent, its Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(q)Parent (or any predecessor by merger or otherwise) has not, within the five (5) year period preceding the date hereof, had a name that differs from its name as of the date hereof.

(r)Financial Statements.

(i)Parent maintains a system of accounting controls that is sufficient, in the opinion of the management of Parent, to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of

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financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ii)The Financial Statements of Parent are complete and accurate in all material respects, were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the quarterly Financial Statements, subject to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects, in accordance with applicable requirements of GAAP, the consolidated financial position and the consolidated financial results of the operations of Parent and its Subsidiaries as of the dates and for the periods covered thereby and the consolidated statements of cash flows of Parent and its Subsidiaries for the periods presented therein.  Since September 30, 2020, there has been no Material Adverse Effect.  Parent and its Subsidiaries have no Indebtedness (or other liabilities) other than (i) identified in the Financial Statements, (ii) incurred by Parent or its Subsidiaries in the ordinary course of business since September 30, 2020 or (iii) otherwise listed and described on Schedule 7.02(z) to the Disclosure Letter.

(s)Stock Pledge.

(i)The Stock Pledge Agreement, when executed and delivered by the parties thereto, is effective to create in favor of Lender, legal, valid and enforceable (subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or general equitable principles (regardless of whether enforcement is sought in equity or at law)) Liens on, and security interests in, the Capital Stock of Borrower, and, when (x) filings in appropriate form are filed in the offices of the Secretary of State of the State of Delaware and (y) upon the taking of possession or control by Lender of the Capital Stock certificates (if certificated) with duly executed instruments of transfer in blank, the Liens created by the Stock Pledge Agreement shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of PRTK SPV1 in the Capital Stock of Borrower, free and clear of all Liens.

(ii)The claims and rights of Lender created by the Stock Pledge Agreement in and to the Capital Stock of Borrower will be senior to any Indebtedness or other obligation of PRTK SPV1 with respect to the Capital Stock of Borrower.

(t)Parent is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

Section 7.03Survival of Representations and Warranties

.  All representations and warranties by Borrower, whether with respect to Borrower, Parent, any respective Affiliate or any asset or property, contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions described in this Agreement and continue in effect until payment of all amounts due to Lender under the Loan Documents.

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Article VIII
AFFIRMATIVE COVENANTS

Borrower covenants and agrees with Lender that, until the Termination Date:

Section 8.01Maintenance of Existence

.  Borrower shall at all times (a) preserve, renew and maintain in full force and effect its legal existence (except as otherwise permitted pursuant to Section 9.02(a) hereof) and good standing as a corporation under the Laws of the jurisdiction of its organization; (b) not change its name or its chief executive office as set forth herein without having given Lender the notice thereof required under Section 8.13; and (c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.02Use of Proceeds

.  Borrower shall use the proceeds of the Loan received by it (a) to purchase and acquire the Transferred Assets, free and clear of all Liens, from Parent, pursuant to the Contribution Agreement, (b) to purchase and acquire the Intercompany License, free and clear of all Liens, from Parent, pursuant to the Intercompany License Agreement, (c) to purchase and acquire the Purchased Revenue Interest, free and clear of all Liens, from Parent, pursuant to the Revenue Interest Purchase Agreement, and (d) to pay any fees, costs and expenses incurred in connection with the Transactions to the extent due and payable on the Closing Date.

Section 8.03Financial Statements and Information

.

(a)In the event that any such information need not be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Borrower shall furnish to Lender, on or before the forty-fifth (45th) day after the close of each of the first three quarters of each fiscal year, the unaudited consolidated balance sheet of Parent as at the close of such quarter and unaudited consolidated statement of operations and comprehensive loss and cash flows of Parent for such quarter, duly certified by the principal financial officer of Parent as having been prepared in accordance with GAAP.  In the event that such quarterly financial statement is required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Borrower shall furnish such statement to Lender concurrently with such filing (which requirement may be satisfied by Borrower sending Lender a hyperlink to the EDGAR website where such information is available).  Concurrently with the delivery or filing of the statements described in the preceding two sentences, Borrower shall furnish to Lender a certificate of the principal financial officer of Parent, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default, Event of Default or Prepayment Trigger.

(b)Borrower shall furnish to Lender, on or before the seventy-fifth (75th) day after the close of each fiscal year (or later if Parent has received an extension in accordance with Rule 12b-25(b) of the Exchange Act), Parent’s audited financial statements as at the close of such fiscal year, including the consolidated balance sheet as at the end of such fiscal year and consolidated statement of operations and cash flows of Parent for such fiscal year, in each case accompanied by the report thereon of independent registered public accountant of nationally

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recognized standing reasonably satisfactory to Lender (which requirement may be satisfied by Borrower sending Lender a hyperlink to the EDGAR website where such information is available).  Concurrently with the delivery or filing of the documents described in the preceding sentence, Borrower shall furnish to Lender a certificate of the principal financial officer of Parent, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default, Event of Default or Prepayment Trigger.

(c)Borrower shall promptly (and in any event within five (5) Business Days) forward or cause to be forwarded to Lender copies of all Notices, reports, updates and other data or information, whether received by Borrower or Parent or delivered by Borrower or Parent to a Third Party, (i) pertaining to the Collateral or, solely to the extent received prior to the Fixed Return Recoupment Time, the Purchased Revenue Interest, (ii) relating to events or circumstances that could reasonably be expected to have a Material Adverse Effect, or (iii) relating to the Intellectual Property and that could reasonably be expected to have a Material Adverse Effect, or that Lender reasonably requests.

(d)For each Calendar Quarter ending after the Closing Date, Borrower shall, within five (5) Business Days following receipt thereof, deliver or cause to be delivered to Lender a true copy of the Royalty Report for such Calendar Quarter, together with a certificate of a Senior Officer of Borrower, certifying that to the Knowledge of Borrower such Royalty Report is a true, correct and accurate copy of the Royalty Report as provided to Borrower by the Licensee, and such additional information as is reasonably requested by Lender.

(e)For each Calendar Quarter ending after the Closing Date and prior to the Fixed Return Recoupment Time, Borrower shall, prior to Cut-Off Date immediately following the last day of such Calendar Quarter, deliver a Quarterly Report in respect of such Calendar Quarter to Lender, together with a certificate of a Senior Officer of Borrower, certifying that to the Knowledge of Borrower such Quarterly Report is true, correct and accurate, and such additional information as is reasonably requested by Lender.

(f)Borrower shall, at such times as requested by Lender exercise the audit rights under Section 9.6 of the License Agreement (subject to all restrictions and limitations thereon contained in the License Agreement) and shall consult with Lender regarding the timing, manner and conduct of any such audit.  Borrower shall not be entitled to exercise the audit rights under Section 9.6 of the License Agreement (other than audits in respect of payments due under Section 9.3 of the License Agreement) without the prior written consent of Lender (not to be unreasonably withheld), and, if such consent is granted, Borrower shall consult with Lender regarding the timing, manner and conduct of any such audit.  The party exercising such rights shall pay the costs of the respective audit and shall be entitled to any reimbursement of the costs thereof by the Licensee as provided under Section 9.6(b) of the License Agreement.  Any additional payments of the Royalty Interest due from the Licensee, together with interest thereon as provided under the License Agreement, shall be paid by the Licensee to the Collection Account, and any refund due to the Licensee from any overpayment in respect of the Royalty Interest determined in any such audit shall be paid by Borrower in accordance with the License Agreement.  Borrower and Lender will each provide reasonable prior written notice of its intent to exercise such audit rights and will reasonably cooperate in the exercise of such audit rights in

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order to avoid unnecessary limitations on the timing, scope and conduct of such audits within the parameters specified in the License Agreement.

(g)Upon Lender’s request at any time prior to the Fixed Return Recoupment Time, Borrower shall exercise any rights it may have under the Revenue Interest Purchase Agreement to cause an inspection and/or audit by an independent public accounting firm to be made of the books and records of Parent pursuant to Section 4.01 thereof and shall promptly provide to Lender a true, correct and complete copy of the report(s) of such independent public accounting firm related to such inspection and/or audit.

(h)Lender and its Representatives shall have the right, from time to time, not more than once per fiscal year, during normal business hours and upon at least ten (10) Business Days’ prior written notice to Borrower and Parent (provided that, after the occurrence and during the continuance of an Event of Default, Lender shall have the right, as often, at such times and with such prior notice, as Lender determines in its reasonable discretion), (i) to visit the offices and properties of Borrower and Parent where books and records relating or pertaining to the Collateral (including the Licensed Product) and the Tufts License Agreement and, prior to the Fixed Return Recoupment Time, the Revenue Interest Product, any Out-Licenses, and Revenue Interest Net Sales of the Revenue Interest Product are kept and maintained (or, at Lender’s option, to conduct a meeting by telecommunications) to discuss, with senior officers of Borrower and Parent, (A) the business, operations, properties and financial and other condition of Borrower and Parent, (B) the Collateral (including the Licensed Product) and the Tufts License Agreement, (C) at any time prior to the Fixed Return Recoupment Time, the Revenue Interest Product, any Out-Licenses and Revenue Interest Net Sales of the Revenue Interest Product and (D) in each case, any topics related thereto, (ii) to verify compliance with the provisions of the Loan Documents regarding receipt, calculation and application of the Collection Amount and (iii) upon physical visits, to inspect and make extracts from and copies of the books and records of Borrower and Parent relating or pertaining to (A) the Collateral (including the Licensed Product) and the Tufts License Agreement, (B) at any time prior to the Fixed Return Recoupment Time, the Revenue Interest Product, any Out-Licenses and Revenue Interest Net Sales of the Revenue Interest Product and (C) in each case, any topics related thereto.

(i)Lender and its Representatives shall have the right, from time to time, not more than once per Calendar Quarter, during normal business hours and upon at least ten (10) Business Days’ prior written notice to Borrower and Parent, to hold an in-person meeting with Borrower and Parent (or, at Lender’s option, to conduct a meeting by telecommunications) to discuss, with senior officers of Borrower and Parent, (A) the business, operations, properties and financial and other condition of Borrower and Parent, (B) the Collateral (including the Licensed Product) and the Tufts License Agreement, (C) at any time prior to the Fixed Return Recoupment Time, the Revenue Interest Product, any Out-Licenses and Revenue Interest Net Sales of the Revenue Interest Product and (D) in each case, any topics related thereto.

(j)All written information supplied by or on behalf of Borrower to Lender pursuant to this Section 8.03 (other than Sections 8.03(a) and 8.03(b)) shall be accurate and complete in all material respects as of its date or the date so supplied and the financial statements provided pursuant to Sections 8.03(a) and 8.03(b) fairly present in all material respects the financial positions and results of operations as of the dates indicated therein.  For the avoidance

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of doubt, Borrower makes no representations or warranties regarding the accuracy or completeness of any information it receives from a Third Party that it is required to furnish to Lender pursuant to this Section 8.03, unless to the Knowledge of Borrower or Parent such information is inaccurate or incomplete, in which case Borrower or Parent shall specify such inaccuracy or incompleteness.

Section 8.04Books and Records

.  Borrower shall keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of Borrower in accordance with GAAP.

Section 8.05Governmental Authorizations

.  Borrower shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against Borrower of this Agreement and the other Loan Documents to which it is a party.

Section 8.06Compliance with Laws and Contracts

.

(a)Each of Borrower and Parent shall comply with all Applicable Laws and perform its obligations under all Material Contracts to which it is a party, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

(b)Neither Borrower nor Parent shall, without the prior written consent of Lender, grant or withhold any consent, exercise or waive any right or option or fail to exercise any right or option in respect of, affecting or relating to the Royalty Interest, the Licensed Product or the License Agreement in any manner that would (i) reasonably be expected to have a Material Adverse Effect or (ii) conflict with, or that would reasonably be expected to give rise to a breach, violation, termination or default under the License Agreement.  Neither Borrower nor Parent shall amend, modify, supplement, restate, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under the License Agreement without the prior consent of Lender.

(c)Borrower shall at all times comply with the margin requirements set forth in Section 7 of the Exchange Act and any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

Section 8.07Plan Assets

.  Borrower shall not take any action that causes its assets to be deemed to be Plan Assets at any time.

Section 8.08Notices

.

(a)Borrower shall promptly (and in any event within four (4) Business Days) after an officer becomes aware thereof, give written Notice to Lender of each Default, Event of Default or Prepayment Trigger and each other event that has or could reasonably be expected to have a Material Adverse Effect; provided that in any of the foregoing situations where Borrower knows a press release or other public disclosure is to be made, Borrower shall use all

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commercially reasonable efforts to provide such information to Lender as early as possible but in no event later than simultaneously with such release or other public disclosure.

(b)Borrower shall promptly (and in any event within four (4) Business Days) after an officer becomes aware thereof, give written Notice to Lender of any default or event of default or any material breach under any Material Contracts, together with a summary of Borrower’s intended response to the counterparty to such Material Contract, in the case of a breach or default by such counterparty, or Borrower’s intended actions to cure such breach, in the case of a breach or default by Borrower.

(c)Borrower shall, promptly (and in any event within four (4) Business Days) after an officer becomes aware thereof, give written Notice to Lender of any litigation or proceedings to which Borrower is a party or which could reasonably be expected to have a Material Adverse Effect.

(d)Borrower shall, promptly (and in any event within four (4) Business Days) after an officer becomes aware thereof, give written Notice to Lender of any litigation or proceedings challenging the validity of (i) the License Agreement or otherwise required under the License Agreement, the Transaction Documents, the Tufts License Agreement or any of the transactions contemplated therein or (ii) prior to the Fixed Return Recoupment Time, any Out-License.

(e)Borrower shall, promptly after an officer becomes aware thereof, give written Notice to Lender of any representation or warranty made or deemed made by Borrower in any of the Loan Documents or in any certificate delivered to Lender pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made.

(f)Borrower shall promptly after an officer becomes aware thereof give written Notice to Lender of the occurrence of any Material Adverse Effect.

(g)Borrower shall, promptly (and in any event, within four (4) Business Days) after receipt of any written notice from the Licensee or Tufts of an event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, provide a copy of such notice to Lender together with a summary of Borrower’s intended response to Licensee.

Section 8.09Payment of Taxes

.  Borrower and Parent shall timely file (taking into account all extensions of due dates) all income and other material Tax Returns required to be filed.  Borrower or Parent, as applicable, shall pay all Taxes imposed on or in respect of Borrower’s income or assets that are due and payable and before any Lien on any of its assets exists as a result of nonpayment except as provided in Section 9.03 hereof and except for Taxes contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.  Borrower and Parent shall promptly notify Lender if any of the payments received (or to be received) by Borrower or Parent in respect of the Royalty Interest has been, or are likely to be, subject to any deduction or withholding of any Tax.

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Section 8.10Waiver of Stay, Extension or Usury Laws

.  Notwithstanding any other provision of this Agreement or the other Loan Documents, if at any time the rate of interest payable by any Person under the Loan Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate.  If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had Applicable Law not limited the interest rate so payable.  In no event shall the total interest received by Lender under this Agreement and the other Loan Documents exceed the amount which such Lender could lawfully have received, had the interest due been calculated from the Closing Date at the Maximum Lawful Rate.  Without limiting the foregoing, Borrower will not at any time, to the extent that it may lawfully not do so, insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or other law that would prohibit or forgive Borrower from paying all or any portion of the principal of or premium, if any, or interest on the Loan as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and, to the extent that it may lawfully do so, Borrower hereby expressly waives all benefit or advantage of any such law and expressly agrees that it will not hinder, delay or impede the execution of any power herein granted to Lender, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 8.11Intellectual Property

.

(a)Borrower shall, at its sole expense, (i) exercise its rights under the License Agreement, (ii) at all times prior to the Fixed Return Recoupment Time, exercise its rights and cause Parent to exercise Parent’s rights under the Tufts License Agreement and (iii) exercise its rights under the Contribution Agreement to prepare, execute, deliver and file (or cause Parent to prepare, execute, deliver and file)  any and all agreements, documents or instruments which are necessary and/or desirable to (1) prosecute and maintain the Intellectual Property (including Patents therein) and (2) defend or assert such Intellectual Property against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference) to the extent Parent has the right to do so.  Borrower shall keep Lender informed of all of such actions and Lender shall have the opportunity to participate and meaningfully consult with Borrower and Parent with respect to the direction thereof and Borrower shall, and shall cause Parent to, consider all of Lender’s comments in good faith.  For clarity, this subsection (a) shall apply only to the extent of Borrower’s or any Affiliate’s rights (including rights to review and comment) to prosecute, maintain and/or enforce the Intellectual Property.

(b)To the extent permitted under the License Agreement, Borrower shall not, and shall not permit or suffer Parent or any of its Affiliates to, consent to any judgment or settlement in any action, suit or proceeding referred to in Section 13.5(e) of the License Agreement, without the prior written consent of Lender.

(c)Borrower shall cause Parent to use commercially reasonable efforts to prosecute all pending Patent applications within the Patent Rights for which Parent or its

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Affiliates has rights to prosecute such Patents consistent with standards in the biotechnology industry (as applicable) for similarly situated entities.

(d)Borrower and Parent and its Affiliates shall:

(i)take reasonable measures to protect the proprietary nature of material Intellectual Property and to maintain in confidence all trade secrets and Confidential Information comprising a part thereof;

(ii)not disclose and use commercially reasonable efforts to prevent any distribution or disclosure by others (including their employees and contractors) of any item that contains or embodies material Intellectual Property; and

(iii)take reasonable physical and electronic security measures to prevent disclosure of any item that contains or embodies material Intellectual Property.

(e)Borrower shall cause Parent to use commercially reasonable efforts to cause each individual associated with the filing and prosecution of the Patents to comply in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent, in those jurisdictions where such duties exist.

(f)Borrower shall furnish Lender from time to time upon Lender’s reasonable written request therefor, but in any event not more than once in any six (6)-month period so long as no Event of Default is continuing, reasonably detailed statements and schedules further identifying and describing the Intellectual Property and such other materials evidencing or reports pertaining to any Intellectual Property as Lender may reasonably request.

(g)Borrower shall, promptly upon obtaining Knowledge thereof, give written notice to Lender of any infringement or interference by any Person, any claims of invalidity or unenforceability or any prosecution or litigation action relating to the Patents (provided that, following the Fixed Return Recoupment Time, such obligation shall apply with respect to the Territory).

Section 8.12Security Documents; Further Assurances.

(a)Subject to Section 8.12(b), Borrower shall promptly, upon the reasonable request of Lender, at Borrower’s expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Loan Documents or otherwise deemed by Lender reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Loan Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to Lender from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Lender and Lender shall reasonably deem necessary to perfect or maintain the

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Liens on the Collateral pursuant to the Loan Documents; and (c) upon the exercise by Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that Lender may require.  In addition, subject to Section 8.12(b), Borrower shall promptly, at its sole cost and expense, execute and deliver to Lender such further instruments and documents, and take such further action, as Lender may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Loan Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of Lender hereby and thereby.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document, Borrower shall not have any obligation to (i) perfect or record any security interest or lien in any Intellectual Property included in the Collateral in any jurisdiction other than in the United States (or to enter into any foreign law governed charges, debentures, pledges or other security agreements in respect thereof), (ii) obtain any landlord waivers, estoppels or collateral access letters, or (iii) obtain any consent of the Licensee to the assignment and pledge to Lender of the rights under the License Agreement that are included in the Collateral.

Section 8.13Information Regarding Collateral

.  Borrower shall not effect any change (i) in its legal name, (ii) in the location of its chief executive office, (iii) in its identity or organizational structure, (iv) in its federal Taxpayer Identification Number or organizational identification number, if any, or (v) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given Lender not less than ten (10) days’ prior written notice (in the form of an certificate of a duly authorized officer of Borrower), or such lesser notice period agreed to by Lender, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Lender may reasonably request and (B) it shall have taken all action reasonably satisfactory to Lender to maintain the perfection and priority of the security interest of Lender in the Collateral, if applicable (subject to the limitations set forth in Section 8.12(b)).  Borrower agrees to provide promptly Lender with certified Borrower’s Organizational Documents reflecting any of the changes described in the preceding sentence.  Borrower also agrees to notify promptly Lender of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which any portion of Collateral is located (including the establishment of any such new office or facility), other than (a) changes in location to a mortgaged property, (b) Collateral which is in-transit or in the possession of employees, and (c) Collateral which is out for repair or processing.

Section 8.14Additional Collateral; New License Arrangement

.

(a)With respect to any Collateral acquired after the Closing Date by Borrower that is not already subject to the Lien created by any of the Loan Documents or specifically excluded from the requirement to be subject to such Lien in the Loan Documents, Borrower shall promptly (and in any event within thirty (30) days after the acquisition thereof) (i) execute and deliver to Lender such amendments or supplements to the relevant Loan Documents or such other documents as Lender shall deem necessary or advisable to grant for its

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benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by Lender.  Subject to Section 8.12(b), Borrower shall otherwise take such actions and execute and/or deliver to Lender such documents as Lender shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Agreement on such after-acquired properties.

(b)Without limiting any other rights or remedies Lender may have under this Agreement, the Security Agreement or the Stock Pledge Agreement, if (i) Licensee terminates or provides written notice of termination of the License Agreement or the License Agreement terminates as to Licensee by operation of law or (ii) Borrower terminates the License Agreement in violation of its covenants herein or the License Agreement terminates as to Borrower by operation of law (other than, for the avoidance of doubt, any termination of the License Agreement pursuant to Section 14.1 thereof), then Borrower, in consultation with Lender, or Lender (in the case of a termination by Licensee due to breach of the License Agreement by Borrower, a termination by Borrower of the License Agreement in violation of its covenants herein, or in the event that Borrower fails to so consult with Lender), in each case at Lender’s option and at all times in consultation with Lender and subject to the further requirements of this Section 8.14(a), shall use reasonable best efforts to identify and use commercially reasonable efforts to consummate a licensing opportunity with a Third Party to develop, manufacture, use and Commercialize the Licensed Product in the Field (as defined in the License Agreement) in the Territory.  Borrower shall cooperate with Lender, at Borrower’s cost and expense, including Borrower’s fees, if any, in connection therewith, in such efforts to identify and use commercially reasonable efforts to consummate such licensing opportunity, which license shall (i) become effective as soon as practicable but in any event not earlier than the effective date of such termination, (ii) expire not earlier than the earlier of (x) the Scheduled Maturity Date, and (y) on a region by region basis, on the date on which the License Agreement would have expired pursuant to Section 14.1 thereof had it continued in accordance with its terms, and (iii) include, without Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed), terms, conditions and limitations that are not materially less favorable to Borrower or Lender (other than economic terms, which shall be no less favorable to Borrower or Lender), than those contained in the License Agreement applicable to the Licensed Product at the effective date of termination, including with respect to obligations and costs imposed on Borrower, disclaimers of Borrower’s liability, Intellectual Property ownership and control and indemnification of Borrower (any such license, a “New Arrangement”).  If Borrower (in consultation with Lender) is the party pursuing such New Arrangement, Borrower and Lender shall mutually agree on the Third Party with which to enter into such New Arrangement.  Should such New Arrangement be identified, Borrower agrees to use reasonable best efforts to execute and deliver a new license agreement effecting such New Arrangement.

Section 8.15Enforcement of Specified Material Contracts; Amendments to Specified Material Contracts

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(a)Borrower, on its own behalf and on behalf of Lender, shall (i) promptly enforce (and, in the event Borrower receives a request from Lender to enforce, within one (1) Business Day following such request, enforce) each covenant and obligation of Parent contained

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in any Specified Material Contract and (ii) deliver true, correct and complete copies of any notice, correspondence, or other communication delivered to Borrower by Parent or by Borrower to Parent under any Specified Material Contract promptly (and in any event within two (2) Business Days) following receipt by Borrower thereof.

(b)Borrower shall not, without prior written consent of Lender, give any consent, approval, direction, notice, waiver or otherwise take any other similar action under any Specified Material Contract or cancel, terminate, amend, modify, or supplement any Specified Material Contract, or waive any provision thereof; provided, however, that, at any time from and after the eighth (8th) anniversary of the Closing Date, Borrower may terminate the Revenue Interest Purchase Agreement (but, for the avoidance of doubt, none of the other Transaction Documents) by paying (or causing to be paid to) Lender an amount equal to the Cap Amount to the Lender Account.  Notwithstanding the foregoing, Borrower may (x) without the consent of Lender, enter into any intercreditor agreement that complies with Section 4.01(r)(v)(B) of the Revenue Interest Purchase Agreement and (y) subject to the prior written consent of the Lender, which shall not be unreasonably withheld, delayed or conditioned if such intercreditor agreement is in form and substance reasonably satisfactory to Lender, enter into any intercreditor agreement in accordance with Section 4.01(r)(v)(C) of the Revenue Interest Purchase Agreement.

Article IX
NEGATIVE COVENANTS

Borrower covenants and agrees with Lender that, until the Termination Date:

Section 9.01Activities of Borrower

.

(a)Borrower shall not amend, modify, supplement, restate, waive, cancel or terminate (other than expiration in accordance with its terms) any provision of, or permit or agree to the amendment, modification, supplementation, restatement, waiver, cancelation or termination (other than expiration in accordance with its terms) of (x) any provision of any of the Transaction Documents without the prior written consent of Lender in its sole discretion or (y) except as could not reasonably be expected to have a Material Adverse Effect, any provision of either of the License Agreement or the Tufts Agreement without the prior written consent of Lender in its sole discretion.

(b)Borrower shall not:

(i)fail to hold itself out to the public and all other Persons as a legal entity separate from the owners of its Capital Stock and from any other Person;

(ii)commingle its assets with assets of any other Person except in connection with, and for the limited purposes of, operation of the Collection Account or any Blocked Account;

(iii)fail to conduct its business only in its own name, nor fail to comply with all organizational formalities necessary to maintain its separate existence;

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(iv)fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person nor have its assets listed on any financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates in conformity with applicable provisions of GAAP (provided that such assets shall also be listed on Borrower’s own separate balance sheet);

(v)fail to pay its own liabilities and expenses only out of its own funds; provided that the foregoing shall not prohibit the payment of any liabilities and expenses by Parent on behalf of Borrower so long as such payments are subject to reimbursement or are otherwise recorded as capital contributions or intercompany loans;

(vi)enter into any transaction with an Affiliate except transactions that are at prices and on terms and conditions that could be obtained on an arm’s-length basis from unrelated Third Parties;

(vii)issue any securities of any kind except as contemplated by this Agreement and the other Transaction Documents;

(viii)fail to correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(ix)fail to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the holders of its Capital Stock to make additional capital contributions to Borrower;

(x)fail to cause the representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower;

(xi)make any payment or distribution of assets with respect to any obligation of any other Person other than as required under trade or commercial agreements entered into in the ordinary course of business;

(xii)engage in any business activity other than Exploitation of the License Agreement, any New Arrangement that is implemented hereunder and the borrowing, payment and repayment of amounts provided for hereunder and under the other Loan Documents and any activities ancillary or related thereto;

(xiii)fail to file any Tax Returns and pay any Taxes as may be required under Law (except for Taxes contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP);

(xiv)issue any Capital Stock in certificated form; or

(xv)establish or acquire any Subsidiaries.

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Section 9.02Liquidations; Mergers; Sale of Assets

.

(a)Borrower shall not (i) liquidate or dissolve or merge or consolidate with or into (whether or not Borrower is the Surviving Person) any other Person or (ii) sell, convey, assign, transfer, lease, sublease, license, sublicense or otherwise dispose of all or substantially all of Borrower’s assets to any Person in a single transaction or series of related transactions; provided that nothing in this Section 9.02(a) shall prohibit a Change of Control.

(b)Borrower shall not sell, assign, convey, transfer, lease, sublease, license, sublicense or otherwise dispose of (including by way of merger or consolidation) any right, title or interest in or to, any of the Collateral (other than licenses of Intellectual Property pursuant to Out-Licenses) or the Tufts License Agreement, in each case, other than pursuant to Permitted Liens, or pursuant to a Change of Control.

Section 9.03Liens

.  Borrower shall not create or suffer to exist any Lien on or with respect to Collateral, except for Permitted Liens.

Section 9.04Investment Company Act

.  Neither Borrower nor any of its Subsidiaries shall be or become an investment company subject to registration under the Investment Company Act of 1940.

Section 9.05Limitation on Additional Indebtedness

.  Borrower shall not, directly or indirectly, incur or suffer to exist any Indebtedness; provided that Borrower may incur:

(a)Indebtedness under this Agreement;

(b)Indebtedness representing obligations for the payment of money incurred in the ordinary course of business for goods or services rendered, so long as such Indebtedness is unsecured, not overdue (except to the extent contested by Borrower in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books) and not in an aggregate amount outstanding at any time not in excess of $5,000;

(c)Indebtedness secured by Liens of any of the types described under clause (d) of the definition of Permitted Liens;

(d)Indebtedness consisting of the financing of insurance premiums with the providers of such insurance or their affiliates in the ordinary course of business; and

(e)Indebtedness in the form of unsecured intercompany notes, payable by Borrower to Parent or a Subsidiary of Parent in such amounts as necessary for Borrower to maintain its legal existence and to pay actual reasonable out-of-pocket general administrative costs and expenses (which may include out-of-pocket legal, accounting and filing costs, other reasonable and customary corporate overhead expenses incurred in the ordinary course of business (including, for the avoidance of doubt, the Servicing Fee)).

Section 9.06Limitation on Transactions with Controlled Affiliates

.  Borrower shall not, directly or indirectly, enter into any transaction or series of related transactions or participate in any arrangement (including any purchase, sale, lease or exchange of assets or the rendering of

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any service) with any Controlled Affiliate other than the Transaction Documents or in the ordinary course of business of Borrower upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s-length transaction with a non-Controlled Affiliate.

Section 9.07ERISA

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(a)Borrower shall not sponsor, maintain or contribute to, or agree to sponsor, maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) whether or not subject to ERISA, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Borrower shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or in any transaction that, assuming that no assets of Lender are or are deemed to be Plan Assets, would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement or the other Loan Documents) to be a non-exempt prohibited transaction under such provisions.

(c)Borrower shall not incur any liability with respect to any obligation to provide medical benefits with respect to any Person beyond their retirement or other termination of service, other than coverage mandated by law, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.08Dividends and Distributions

.  Borrower will not, directly or indirectly, make any dividends or other distributions to holders of its Capital Stock while an Event of Default or Prepayment Trigger has occurred and is continuing.

Article X
EVENTS OF DEFAULT

Section 10.01Events of Default

.  If one or more of Events of Default occurs and is continuing, Lender shall be entitled to the remedies set forth in Section 10.02.

Section 10.02Default Remedies

.  If any Event of Default shall occur and be continuing, Lender may, by Notice to Borrower, (a) exercise all rights and remedies available to Lender hereunder and under the other Loan Documents and Applicable Law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the security interests created thereby and (b) declare the Loan, all interest thereon and all other Obligations to be immediately due and payable, whereupon the Obligations shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or further notice of any kind, which are expressly waived by Borrower; provided, however, that if any event of any kind referred to in clause (i) of the definition of “Event of Default” herein occurs, all amounts payable hereunder by Borrower shall automatically and immediately become due and payable and Lender shall be entitled to exercise rights and remedies under the Loan Documents and Applicable Law without diligence, presentment, demand of payment, protest or notice of any kind (including any notice by Lender of a declaration requiring prepayment of the Loan under Section 3.02(a), should Lender so elect),

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all of which are hereby expressly waived by Borrower.  Each Notice delivered pursuant to this Section 10.02 shall be effective when sent.

Section 10.03Right of Set-off; Sharing of Set-off

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(a)If any amount payable hereunder is not paid as and when due, Borrower irrevocably authorizes Lender (i) to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, bankers’ lien, counterclaim or otherwise, against any assets of Borrower in any currency that may at any time be in the possession of Lender or any Affiliate of Lender, to the full extent of all amounts payable to Lender hereunder or (ii) to charge to Borrower’s account with Lender or any Affiliate of Lender the full extent of all amounts payable by Borrower to Lender hereunder; provided, however, that Lender shall notify Borrower of the exercise of such right promptly following such exercise.

(b)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loan or other obligations owed to such Lender resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loan and accrued interest thereon or other obligations owed to such Lender greater than its pro rata share thereof as provided herein, then Lender receiving such greater proportion shall (a) notify the other Lenders of such fact, and (b) purchase (for cash at face value) participations in the Loan and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loan and other amounts owing them; provided that the provisions of this Section 10.03(b) shall (x) not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in the Loan to any assignee and (y) only be applicable if there is more than one Lender.

Section 10.04Rights Not Exclusive

.  The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Law.

Article XI
INDEMNIFICATION

Section 11.01Losses

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(a)Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened in writing (including, without limitation, by electronic means) by any Person (including any Governmental Authority) other than Borrower, PRTK SPV1, Parent or any of Lender’s Affiliates; provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee or the breach by Lender of its obligations to make the Loan.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.01 may be unenforceable

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in whole or in part because they violate of any Law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.  This Section 11.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc.  arising from any non-Tax claim.

(b)To the extent permitted by Applicable Law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.02Assumption of Defense; Settlements

.  If Lender is entitled to indemnification under this Article XI with respect to any action or proceeding brought by a third party that is also brought against Borrower, Borrower shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to Lender.  Upon assumption by Borrower of the defense of any such action or proceeding, Lender shall have the right to participate in such action or proceeding and to retain its own counsel but Borrower shall not be liable for any legal expenses of other counsel subsequently incurred by Lender in connection with the defense thereof unless (i) Borrower has otherwise agreed to pay such fees and expenses, (ii) Borrower shall have failed to employ counsel reasonably satisfactory to Lender in a timely manner or (iii) Lender shall have been advised by counsel that there are actual or potential conflicting interests between Borrower and Lender, including situations in which there are one or more legal defenses available to Lender that are different from or additional to those available to Borrower; provided, however, that Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for Lender, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding.  Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior written consent of Lender unless such compromise or settlement (x) includes an unconditional release of Lender from all liability arising out of such action and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of Lender.  Borrower shall not be required to indemnify Lender for any amount paid or payable by Lender in the settlement of any action, proceeding or investigation without the written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed.

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Article XII
MISCELLANEOUS

Section 12.01Assignments

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(a)Borrower shall not be permitted to assign this Agreement without the prior written consent of Lender, which may be withheld by Lender in its sole discretion, and any purported assignment in violation of this Section 12.01 shall be null and void; provided, however, that assignments as part of a Qualified Change of Control shall not require consent of Lender.

(b)Lender may at any time assign its rights and obligations hereunder, in whole or in part, to an Assignee and Lender may at any time pledge its rights and obligations hereunder to an Assignee.

(c)The parties to each assignment shall execute and deliver to Borrower an Assignment and Acceptance.  Upon the effectiveness of a permitted assignment pursuant to Section 12.01(a) or an assignment pursuant to Section 12.01(b) hereunder, (i) each reference in this Agreement to “Lender” shall be deemed to be a reference to the assignor and the assignee to the extent of their respective interests, (ii) such assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender and (iii) the assignor shall be released from its obligations hereunder to a corresponding extent of the assignment, and no further consent or action by any party shall be required.

(d)In the event there are multiple Lenders, all payments of principal, interest, fees and any other amounts payable pursuant to the Loan Documents shall be allocated on a pro rata basis among Lenders according to their proportionate interests in the Loan.

(e)Borrower and Lender shall, from time to time at the request of the other party hereto, execute and deliver any documents that are necessary to give full force and effect to an assignment permitted hereunder, including a new Note in exchange for the Note held by Lender.

Section 12.02Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Borrower shall maintain a “register” for the recordation of the names and addresses of, and the Loan Commitments of, and amounts under the Loan owing to, the Lender and each Assignee.  Notwithstanding anything to the contrary contained in this Agreement or elsewhere, the Loan (including any Note evidencing such Loan) are registered obligations, the right, title and interest of Lender and its Assignees in and to the Loan shall be transferable only upon notation of such transfer in the register and no assignment thereof shall be effective until recorded therein.  The parties hereto intend that the Loan will be at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the U.S. Treasury Regulations, Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

Section 12.03Notices

.  All Notices authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Party to whom it is given or delivered by an established delivery service by which receipts are given or mailed by

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registered or certified mail, postage prepaid, or sent by electronic mail with a copy sent on the following Business Day by one of the other methods of giving notice described herein, addressed to the Party at its address listed below:

(a)If to Borrower:

PRTK SPV2 LLC

c/o Paratek Pharmaceuticals, Inc.

Attention: Principal Financial Officer, Chief Legal Officer, General Counsel
1000 1st Ave #200

King of Prussia, PA 19406

Email: Bill.Haskel@ParatekPharma.com; Christopher.Bostrom@ParatekPharma.com; Sarah.Higgins@ParatekPharma.com

With a copy (which shall not constitute notice) to:

Cooley LLP
1299 Pennsylvania Avenue, NW, Suite 700
Washington, DC 20004-2400
Attention:  Michael Tollini
Email:  mtollini@cooley.com

(b)If to Lender:

R-Bridge Healthcare Cayman AIV, L.P.
c/o Royalty Bridge Investment Management, Ltd.
PO Box 309, Ugland House,
Grand Cayman, KY1-1104, Cayman Islands
Attention:  Michael Keyoung; Peng Fu; Oak Ma
Email:  michael.keyoung@cbridgecap.com;  peng.fu@cbridgecap.com; oak.ma@cbridgecap.com with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Arthur McGivern; Wendy Pan; Milena Tantcheva
E-mail:  amcgivern@goodwinlaw.com; wpan@goodwinlaw.com; mtantcheva@goodwinlaw.com

Any Party may change its address for the receipt of Notices at any time by giving Notice thereof to the other Party.  Except as otherwise provided herein, any Notice authorized or required to be given by this Agreement shall be effective when received.

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Section 12.04Entire Agreement

.  This Agreement, together with the Exhibits and Schedules to the Disclosure Letter (which are incorporated herein by reference), and the other Loan Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements (including the Confidentiality Agreement), understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.

Section 12.05Modification

.  No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing executed by Borrower and Lender or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the prior written consent of Lender.

Section 12.06No Delay; Waivers; etc

.  No delay on the part of Lender in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.  Lender shall not be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by Lender.

Section 12.07Severability

.  If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.08Determinations

.  Each determination or calculation by Lender hereunder shall, in the absence of manifest error, be conclusive and binding on the Parties.

Section 12.09Replacement of Note

.  Upon the loss, theft, destruction, or mutilation of any Note and

(a)in the case of loss, theft or destruction, upon receipt by Borrower of indemnity or security reasonably satisfactory to it (except that if the holder of such Note is Lender or any other financial institution of recognized responsibility, the holder’s own agreement of indemnity shall be deemed to be satisfactory) or (b) in the case of mutilation, upon surrender to Borrower of any mutilated Note, Borrower shall execute and deliver in lieu thereof a new Note, dated the Closing Date, in the same Principal Amount.

Section 12.10Governing Law

.  THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT GIVING EFFECT TO LAWS CONCERNING CONFLICT OF LAWS OR CHOICE OF FORUM THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 12.11Jurisdiction

.  Each of Borrower and Lender irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of its own corporate domicile with respect to any and all

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Proceedings.  Each of Borrower and Lender irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Proceeding and any claim that any Proceeding has been brought in an inconvenient forum.  Any process or summons for purposes of any Proceeding may be served on Borrower by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for Notices hereunder.

Section 12.12Waiver of Jury Trial

.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

Section 12.13Waiver of Immunity

.  To the extent that Borrower has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder and under the Notes to the fullest extent permitted by law.

Section 12.14Counterparts; Delivery

.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) shall be effective as delivery of a manually executed original counterpart of this Agreement.  The words “execute”, “execution”, “signed”, “signature” and words of like import in this Agreement or in any related document to be signed in connection with this Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

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Section 12.15Limitation on Rights of Others

.  Except for the Indemnitees referred to in Section 11.01, no Person other than a Party shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 12.16Survival

.  The obligations of Borrower contained in Sections 4.05, 4.06, Article V, Article XI and this Section 12.16 shall survive the repayment of the Loan and the cancellation of the Note and the occurrence of the Termination Date.

Section 12.17Confidentiality

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(a)Until the payment of all amounts required pursuant to Section 3.01, and for a period of three (3) years thereafter, each Party shall maintain in strict confidence all Confidential Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and exercise its rights pursuant to this Agreement.  Notwithstanding the foregoing, the obligations of confidentiality and non-use set forth in this Section 12.17 shall not apply to the extent that the receiving Party or its Affiliates:  (a) discloses such Confidential Information solely on a “need to know basis” to its employees, consultants and Affiliates as well as any actual or potential acquirers, merger partners, licensees, permitted assignees, collaborators (including licensees), subcontractors, investment bankers, investors, limited partners, partners, lenders, or other financial partners, and its and their respective directors, employees, contractors and agents, on a confidential basis to the extent requested by an authorized representative of a U.S. or foreign tax authority, or (b) discloses Confidential Information in response to a routine audit or examination by, or a blanket document request from, a Governmental Authority.  A Party receiving any such Confidential Information hereunder agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which in any event must not be less than a reasonable standard of care.  Each Party shall be responsible for the breach of this Section 12.17 by its employees, consultants or Third Parties to whom such disclosure is made pursuant to this Section 12.17.  Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.

(b)The obligations of confidentiality and non-use set forth in Section 12.17(a) shall not apply to the extent that the receiving Party or its Affiliates is required to disclose Confidential Information pursuant to:  (i) an order of a court of competent jurisdiction; (ii) Applicable Laws; (iii) regulations or rules of a securities exchange; or (iv) requirement of a Governmental Authority.

(c)This Agreement supersedes the Confidentiality Agreement and the Confidentiality Agreement shall cease to be of any force and effect as of the Closing Date; provided, however, that all information falling within the definition of “Confidential Information” set forth in the Confidentiality Agreement shall also be deemed Confidential Information disclosed pursuant to this Agreement and subject to the provisions of this Section 12.17.

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Section 12.18Patriot Act Notification

.  Lender hereby notifies Borrower that, consistent with the Patriot Act, regulations promulgated thereunder and under other Applicable Law, Lender’s procedures and customer due diligence standards may require it to obtain, verify and record information that identifies Borrower, including among other things name, address, information regarding Persons with authority or control over Borrower, and other information regarding Borrower, its operations and transactions with Lender.  Borrower agrees to provide such information and take such actions as are reasonably requested by Lender in order to assist Lender in maintaining compliance with its procedures, the Patriot Act and any other Applicable Laws.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

R-BRIDGE HEALTHCARE CAYMAN AIV,

L.P., as Lender

By: R-BRIDGE HEALTHCARE FUND GP, L.P.,

its General Partner

By: R-BRIDGE HEALTHCARE FUND GP LTD.,

its General Partner

By:	/s/ Wei Fu
Name: Wei Fu
Title: Director

[Signature Page to Loan Agreement]

PRTK SPV2 LLC, as Borrower

By:	/s/ William M. Haskel
Name:William M. Haskel
Title:Secretary

[Signature Page to Loan Agreement]